Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

FRANK RUSSELL COMPANY,

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
(SOLELY WITH RESPECT TO SECTION 4.18 AND SECTION 4.19) and

AFFILIATED MANAGERS GROUP, INC.

dated as of February 10, 2010

i

ii

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 10, 2010 (this “Agreement”), is by and among Affiliated Managers Group, Inc., a Delaware corporation (“Buyer”), Frank Russell Company, a Washington corporation (“Seller”) and, solely in respect of Section 4.18 and Section 4.19, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”).  For all purposes of this Agreement, capitalized terms shall have the respective meanings set forth in Annex A hereto.

W I T N E S S E T H :

WHEREAS, Seller owns (i) all of the issued and outstanding capital stock of Pantheon Ventures Inc., a California corporation (“Plymouth USA”) and (ii) all of the issued ordinary share capital (which, together with the issued and outstanding capital stock of Plymouth USA, shall constitute the “Transferred Shares”) of (A) Pantheon Holdings Limited, a private limited company incorporated in England and Wales (“Plymouth UK”), and (B) Pantheon Capital (Asia) Limited, a private limited company incorporated in Hong Kong (“Plymouth Asia”, and, together with Plymouth USA and Plymouth UK, the “Transferred Entities” and each, a “Transferred Entity”); and

WHEREAS, Buyer desires to purchase (or cause its designated (direct or indirect) wholly-owned Subsidiary to purchase) from Seller, and Seller desires to sell to Buyer (or such designated (direct or indirect) wholly-owned Subsidiary), all of the Transferred Shares and otherwise undertake the transactions contemplated hereby, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1             Purchase and Sale of the Transferred Shares; Subsequent Payments.

(a)           Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, and prior to the purchase of Transferred Shares, Seller shall cause each of the Transferred Entities to declare and pay the dividends described in Step I.A. of Annex C (the “Pre-Closing Dividend”).

(b)           Prior to the Closing, Seller will resolve to issue, following the Closing, shares or member interests in one or more entities carrying on (directly or indirectly) the business currently carried on by the Transferred Entities to senior employees of the Transferred Entities or their controlled Affiliates.  Buyer agrees with Seller that at the Closing it shall irrevocably and unconditionally assume the obligation set forth in this Section 1.1(b) without any further action by the parties and Seller’s obligation shall cease with no further force or effect or liability in respect thereof.

(c)           Subject to the terms and conditions of this Agreement, at the Closing, and following payment of the Pre-Closing Dividend, (i) Buyer shall purchase (or shall cause its designated (direct or indirect) wholly-owned Subsidiary to purchase) from Seller, and Seller shall sell, transfer and deliver to Buyer (or such designated (direct or indirect) wholly-owned Subsidiary) free and clear of all Encumbrances, all of the Transferred Shares (which, for the avoidance of doubt, shall include all legal and beneficial rights then attaching to the Transferred Shares including the right to receive all distributions and dividends declared, paid or made in respect of the Transferred Shares after Closing) and (ii) Buyer shall pay by Wire Transfer to Seller an amount in cash equal to $700,000,000 (such amount, the “Base Purchase Price”) (A) plus an amount equal to the Estimated Aggregate Net Working Capital Adjustment Amount if such amount is positive or (B) less an amount equal to the Estimated Aggregate Net Working Capital Adjustment Amount if such amount is negative and (C) less an amount, if any, equal to the Reduction Amount (the Base Purchase Price as adjusted pursuant to the foregoing clause (A) or clause (B) and clause (C), the “Closing Purchase Price”, and (I) as so further adjusted pursuant to Section 1.4 following the Closing, (II) together with the aggregate amount of Post-Closing True-Up Payments (if any) pursuant to Section 1.1(e) following the Closing, and (III) together with the Subsequent Payments and all the Contingent Payments (if any) pursuant to Section 1.7 following the Closing, the “Purchase Price”).

(d)           If, as of the Closing, Seller has obtained Consents (which remain in effect as of the Closing) with respect to Advisory Agreements having an aggregate Advisory Agreement Value (calculated as of the Closing) constituting less than ninety-five percent (95.0%) of the Base Fees, then the Base Purchase Price shall be reduced by an amount (the “Reduction Amount”) equal to the product of:

(i)            The Base Purchase Price,

multiplied by

(ii)           1.0 minus the Consenting Percentage (expressed as a decimal).

The “Consenting Percentage” (which shall in no event be greater than 1.0) shall be equal to the sum of:

(i)            The quotient (expressed as a decimal) consisting of:

(A)          The sum of the Advisory Agreement Values (calculated as of the Closing) for those Advisory Agreements with respect to which Seller has obtained Consents prior to the Closing (which Consents remain in effect as of the Closing);

divided by

(B)           The Base Fees;

plus

(ii)           0.05;

provided, however, that the Advisory Agreement Values of any Advisory Agreements with Related Clients (or, in the case of an Advisory Agreement with the Registered Fund or a Non-Registered Fund (or the sponsor or investment adviser thereof), any portion of the Advisory Agreement Value thereof resulting from investments therein by Related Clients) shall be excluded from clause (A) of such calculation to the extent their aggregate Advisory Agreement Values exceed $0.

(e)           In the event that the Reduction Amount is greater than $0, promptly (and in any event within twenty (20) Business Days) following the date which is (i) ninety (90) days after the Closing Date and (ii) one hundred fifty (150) days after the Closing Date (or, if later, the date of the latest final closing of PGSF IV and PGIF, but in any event not later than one hundred eighty (180) days after the Closing Date) (in each case, a  “Post-Closing True-Up Date”), Buyer shall deliver to Seller the calculation of the applicable Post-Closing True-Up Payment (if any) in reasonable detail (each, a “Post-Closing True-Up Calculation”).  Within fifteen (15) Business Days following Seller’s receipt of the applicable Post-Closing True Up Calculation, Buyer shall deliver to Seller, by Wire Transfer to the account designated by Seller, an amount equal to the applicable Post-Closing True-Up Payment (if any).

(f)            On the three (3) month-anniversary, six (6) month-anniversary and nine (9) month-anniversary of the Closing Date (or if such date is not a Business Day, on the next succeeding Business Day) Buyer shall pay by Wire Transfer to Seller, an amount in cash equal to $3,750,000 (each such amount, a “Quarterly Payment”).  On the first anniversary of the Closing Date (or if such date is not a Business Day, on the next succeeding Business Day), Buyer shall pay by Wire Transfer to Seller, an amount in cash equal to the excess of (i) $63,750,000 over (ii) an amount equal to the product of (x) $75,000,000 times (y) a percentage (expressed as a decimal) equal to (A) the Reduction Amount less the aggregate amount of the Post-Closing True-Up Payments (if any) divided by (B) the Base Purchase Price (such amount, together with the Quarterly Payments, the “Subsequent Payments”).

Section 1.2             Closing Deliverables.

(a)           At the Closing, Seller shall deliver (or cause to be delivered):

(i)            the executed officer’s certificate required pursuant to Section 5.2 in form and substance reasonably satisfactory to Buyer;

(ii)           the stock certificates (or equivalent documents in each of the relevant jurisdictions) representing all of the Transferred Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank (including, in the case of Plymouth UK, a properly executed stock transfer form);

(iii)          a duly executed and acknowledged certificate of Seller of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(iv)          a written legal opinion from counsel to Seller as to the matters set forth Exhibit B hereto (subject to customary qualifications and assumptions for opinions covering such matters);

(v)           a certificate from Seller certifying the officers and/or authorized persons of Seller that have executed this Agreement and each Ancillary Agreement are such individuals named in the certificate;

(vi)          a certified copy of the Seller’s articles of incorporation and by-laws as in effect as of the Closing and resolutions or written consent in effect as of the Closing authorizing the execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby (other than the Restructuring Transactions); and

(vii)         a certificate from Seller certifying as to compliance with the condition set forth in Section 5.1(c), which certificate includes the calculation of compliance in reasonable detail (including, without limitation, the Updated Schedule 2.22(a) as an attachment thereto), setting forth the calculation of the Consenting Percentage and the resulting Closing Purchase Price in reasonable detail, and (in the case of written Consents) has attached thereto evidence of such Consents.

(b)           At the Closing, Buyer shall deliver (or cause to be delivered):

(i)            the executed officer’s certificate required pursuant to Section 5.3(c) in form and substance reasonably satisfactory to Seller;

(ii)           by Wire Transfer to the account of Seller designated pursuant to Section 1.2(c), an amount in cash equal to the Closing Purchase Price;

(iii)          a written legal opinion from counsel to Buyer as to the matters set forth Exhibit C hereto (subject to customary qualifications and assumptions for opinions covering such matters);

(iv)          a certificate from Buyer certifying the officers and/or authorized persons of Buyer that have executed this Agreement and each Ancillary Agreement are such individuals named in the certificate; and

(v)           a certified copy of the Buyer’s articles of incorporation and by-laws (or equivalent Organizational Documents) as in effect as of the Closing and resolutions or written consent in effect as of the Closing authorizing the execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.

(c)           Not less than two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with written Wire Transfer instructions designating the account to which the Closing Purchase Price due to Seller shall be paid by Buyer at the Closing.

Section 1.3             Closing.  The consummation of the purchase and sale of the Transferred Shares (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 3:00 p.m. Eastern Standard Time, on (a) the last Business Day of the calendar month in which all of the conditions set forth in Article V hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived by the parties entitled to the benefits thereto; provided that, notwithstanding that all of the conditions set forth in Article V hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) may have been satisfied, at the option of Seller, the Closing may be delayed until the last Business Day of the immediately following calendar month if Seller shall not have obtained Consents (which remain in effect as of the Closing) with respect to Advisory Agreements having an aggregate Advisory Agreement Value (calculated as of the Closing) equaling at least 95% of the Base Fees; provided, further, that such option may only be exercised one time or (b) at such other date, time and place as Buyer and Seller shall mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”).

Section 1.4             Net Working Capital Adjustment.

(a)           Seller shall prepare (or cause to be prepared) an estimated unaudited balance sheet of each of the Transferred Entities as of the close of business on the last Business Day of the calendar month ending immediately prior to the Closing Date (but pro forma for the Closing (excluding, for the avoidance of doubt, the Restructuring Transactions) and the Pre-Closing Dividend), each of which balance sheet shall be prepared in accordance with the Closing Balance Sheet Principles (each, an “Estimated Closing Balance Sheet”), together with a schedule calculating each Estimated Net Working Capital Adjustment Amount and the Estimated Aggregate Net Working Capital Adjustment Amount (collectively, the “Estimated Closing Balance Sheet Documents”).  The Estimated Closing Balance Sheet Documents shall be delivered to Buyer at least five (5) Business Days prior to the Closing Date.

(b)           As soon as reasonably practicable following the Closing Date, and in no event more than sixty (60) days thereafter, Buyer shall prepare and deliver to Seller an unaudited balance sheet of each of the Transferred Entities as of the close of business on the last Business Day of the calendar month ending immediately prior to the Closing Date (but pro forma for the Closing (excluding, for the avoidance of doubt, the Restructuring Transactions) and the Pre-Closing Dividend), which balance sheet shall be prepared in accordance with the Closing Balance Sheet Principles (each, a “Final Closing Balance Sheet”), together with a schedule calculating each Final Net Working Capital Adjustment Amount and the Final Aggregate Net Working Capital Adjustment Amount (collectively, the “Final Closing Balance Sheet Documents”).

(c)           Within sixty (60) days after delivery to Seller of the Final Closing Balance Sheet Documents (during which period Buyer shall provide access to such working papers, financial records and information and its and the Company Group’s accountants relating to the preparation of the Final Closing Balance Sheet Documents as may be reasonably requested by Seller and its Affiliates and their respective representatives), Seller may dispute all or a portion of such Final Closing Balance Sheet Documents by giving written notice (any such notice or any similar notice contemplated by Sections 1.6 and 1.7, a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the basis for any such dispute (any such dispute or similar dispute under Sections 1.6 and 1.7 being hereinafter called a “Disagreement”).  The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  If Seller does not provide a Notice of Disagreement to Buyer within the sixty (60) day period set forth in this Section 1.4(c), Seller shall be deemed to have irrevocably accepted such Final Closing Balance Sheet Documents in the form delivered to it by Buyer.

(d)           If Seller delivers a Notice of Disagreement and Buyer does not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within thirty (30) days following the delivery of such Notice of Disagreement (during which period Seller shall provide access to such working papers, financial records and information of it and its controlled Affiliates and their accountants (subject to, in the case of records of the accountants, such customary restrictions as may be imposed by such accountants) relating to the preparation of the Notice of Disagreement as may be reasonably requested by Buyer and its representatives), Buyer shall be deemed to have irrevocably accepted the Final Closing Balance Sheet Documents as modified by Seller in the manner set forth in the Notice of Disagreement.

(e)           If Buyer shall dispute a Notice of Disagreement by delivery of written notice to Seller within the thirty (30) day period set forth in Section 1.4(d), and within the twenty (20) days following the delivery to Seller of the notice of such dispute, the parties do not resolve the Disagreement in writing, such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement.  Buyer and Seller shall each be party to the engagement letter entered into with the Independent Accounting Firm.  If any remaining issues in dispute are submitted to the Independent

Accounting Firm for resolution, each of Buyer and Seller will be afforded an opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Independent Accounting Firm as the Independent Accounting Firm may request or permit.  The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate the Final Closing Balance Sheet and shall be instructed that its calculation must be made in accordance with the standards and definitions in this Agreement (including the Closing Balance Sheet Principles).  Buyer and Seller shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within thirty (30) days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible.  The Independent Accounting Firm shall make a determination with respect to any unresolved Disagreement only in a manner consistent with this Section 1.4, and in no event shall the Independent Accounting Firm’s determination of the unresolved Disagreements be for an amount that is outside the range of Buyer’s and Seller’s proposals with respect to each individual Disagreement.  Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the Final Closing Balance Sheet Documents.  Each of Buyer and Seller shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the thirty (30) day period described in the fifth sentence of this Section 1.4(e), and each shall cooperate with such firm and provide such firm with access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination.  The fees and expenses of the Independent Accounting Firm shall be borne by the party whose proposed Final Aggregate Net Working Capital Adjustment Amount as reflected in such party’s submission to the Independent Accounting Firm differs the most from the Final Aggregate Net Working Capital Adjustment Amount finally determined by the Independent Accounting Firm (or, if such differences of the parties are equal, equally by Buyer and Seller).

(f)            Promptly after the Final Closing Balance Sheet Documents have been finally determined in accordance with this Section 1.4 (including by means of a deemed acceptance of such documents by Buyer or Seller as provided in subsections (c) and (d) of this Section 1.4), but in no event later than five (5) Business Days following such final determination, (i) if the Final Aggregate Net Working Capital Adjustment Amount is greater than the Estimated Aggregate Net Working Capital Adjustment Amount, Buyer shall pay to Seller an amount in cash equal to the absolute value of such difference by Wire Transfer as set forth in written instructions from Seller and (ii) if the Final Aggregate Net Working Capital Adjustment Amount is less than the Estimated Aggregate Net Working Capital Adjustment Amount, Seller shall pay to Buyer an amount in cash equal to the absolute value of such difference by Wire Transfer as set forth in written instructions from Buyer.  In any case, the foregoing amount payable shall be accompanied by interest thereon calculated from the Closing Date until the date of payment at the Applicable Rate.

(g)           The provisions of Section 1.4(e) relating to resolutions of disputes by the Independent Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction of this Agreement (apart from the mathematical calculation of the Final Net Working Capital Adjustment Amounts and Final Aggregate Net Working Capital Adjustment Amount and the accounting treatment of components thereof as such treatment affects the calculation of the Final Net Working Capital Adjustment Amounts and Final Aggregate Net Working Capital Adjustment Amount).

(h)           The adjustments contemplated by this Section 1.4 shall be the exclusive remedy of the parties with respect to the subject matter hereof and no party shall have any right of recovery under Article VIII with respect thereto.

(i)            Any payment under this Section 1.4 shall be treated as an adjustment to the purchase price paid for the Transferred Shares for any Tax purposes, except as otherwise required by Applicable Law.

Section 1.5             [Intentionally Omitted].

Section 1.6             [Intentionally Omitted].

Section 1.7             Contingent Payments.

(a)           In further consideration for the sale of the Transferred Shares to Buyer at the Closing, from and after the Closing at the times specified in this Section 1.7, Buyer shall make the following additional payments (each such payment, a “Contingent Payment”) to the Seller (provided that the aggregate amount of Contingent Payments received by the Seller pursuant to this Section 1.7 shall in no event exceed $225 million):  (i) following the Year 3 Calculation Date, the Year 3 Contingent Payment; (ii) following the Year 4 Calculation Date, the Year 4 Contingent Payment; and (iii) following the Year 5 Calculation Date, the Year 5 Contingent Payment, in each case on the date specified in accordance with the terms of Section 1.7(d).

(b)           As soon as reasonably practicable following each of the Year 3 Calculation Date, the Year 4 Calculation Date and the Year 5 Calculation Date, and in no event more than thirty (30) Business Days thereafter, Buyer shall prepare and deliver to Seller a written statement containing all of the information (provided that the names of any separate account Clients or of the investors in any Fund may be redacted to the extent necessary to preserve the confidentiality of such information) required by Section 2.22(a)(i), (iii), (iv) and (vi) as of the Year 3 Calculation Date, Year 4 Calculation Date or Year 5 Calculation Date (as applicable) (each, a “Contingent Payment Statement”) setting forth Buyer’s calculation of the amount of the Contingent Payment payable pursuant to Section 1.7(a) with respect to the applicable period (measured as of the close of business on the Year 3 Calculation Date, Year 4 Calculation Date or Year 5 Calculation Date, as applicable) in reasonable detail.

(c)

(i)            Within sixty (60) days after delivery to Seller of the Contingent Payment Statement (during which period Buyer shall provide access to such working papers, financial records and information of it and the Company Group and their accountants (subject to, in the case of records of the accountants, such customary restrictions as may be imposed by such accountants) relating to the preparation of the Contingent Payment Statement as may be reasonably requested by Northwestern Mutual or Seller and their respective Affiliates and representatives), Seller may dispute all or a portion of such Contingent Payment Statement by giving a Notice of Disagreement relating to such Contingent Payment Statement to Buyer setting forth in reasonable detail the basis for any such Disagreement relating to such Contingent Payment Statement.  The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  If Seller does not provide a Notice of Disagreement relating to a Contingent Payment Statement to Buyer within the sixty (60) day period set forth in this subsection (c), Seller shall be deemed to have irrevocably accepted such Contingent Payment Statement in the form delivered to it by Buyer.  Notwithstanding anything in this Section 1.7(c)(i) to the contrary, at Seller’s election, Seller may provide a written notice to Buyer at any time during the 60-day period set forth in this subsection (c) that it has accepted such Contingent Payment Statement in the form delivered to it by Buyer, and such acceptance shall be deemed a “final determination” for the purposes of Section 1.7(d).

(ii)           If Seller delivers a Notice of Disagreement pursuant to Section 1.7(c)(i) and Buyer does not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within thirty (30) days following the delivery of such Notice of Disagreement (during which period Seller shall provide access to such working papers, financial records and information of it and its controlled Affiliates and their accountants (subject to, in the case of records of the accountants, such customary restrictions as may be imposed by such accountants) relating to the preparation of such Notice of Disagreement as may be reasonably requested by Buyer and its representatives), Buyer shall be deemed to have irrevocably accepted the applicable Contingent Payment Statement as modified by Seller in the manner set forth in such Notice of Disagreement.

(iii)          If Buyer shall dispute a Notice of Disagreement by delivery of written notice to Seller within the thirty (30) day period set forth in Section 1.7(c)(ii), and within the twenty (20) days following the delivery to Seller of the notice of such dispute, the parties do not resolve the Disagreement in writing, such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement.  Buyer and Seller shall each be party to the engagement letter entered into with the Independent Accounting

Firm.  If any remaining issues in dispute are submitted to the Independent Accounting Firm for resolution, each of Buyer and Seller will be afforded an opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Independent Accounting Firm as the Independent Accounting Firm may request or permit.  The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate the applicable Contingent Payment Statement and shall be instructed that its calculation must be made in accordance with the standards and definitions in this Agreement.  Buyer and Seller shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within thirty (30) days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible.  The Independent Accounting Firm shall make a determination with respect to any unresolved Disagreement only in a manner consistent with this Section 1.7, and in no event shall the Independent Accounting Firm’s determination of the unresolved Disagreements be for an amount that is outside the range of Buyer’s and Seller’s proposals with respect to each individual Disagreement.  Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the applicable Contingent Payment Statement.  Each of Buyer and Seller shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the thirty (30) day period described in the fifth sentence of this Section 1.7(c)(iii), and each shall cooperate with such firm and provide such firm with access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination.  The fees and expenses of the Independent Accounting Firm shall be borne by the party whose proposed Contingent Payment as reflected in such party’s submission to the Independent Accounting Firm differs the most from the Contingent Payment (as applicable) finally determined by the Independent Accounting Firm (or, if such differences of the parties are equal, equally by Buyer and Seller).

(d)           Promptly after a Contingent Payment Statement has become final in accordance with this Section 1.7 (including by means of a deemed acceptance of such documents by Buyer or Seller as provided in subsections (c)(ii) and (c)(iii) of this Section 1.7), but in no event later than five (5) Business Days following such final determination, Buyer shall make the applicable Contingent Payment to Seller by Wire Transfer as set forth in written instructions from Seller.

(e)           The provisions of Section 1.7(c) relating to resolutions of disputes by the Independent Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction of this Agreement (apart from the mathematical calculation of the Contingent Payment and the accounting treatment of components thereof as such treatment affects the calculation of the Contingent Payment).

(f)            Any payment under this Section 1.7 shall be treated as an adjustment to the Purchase Price for any Tax purposes, except as otherwise required by Applicable Law.

(g)           As soon as reasonably practicable following (i) each June 30 and December 31 occurring after the Closing through the last such date to occur prior to the fifth anniversary of the Closing and (ii) the date that is 6-months after the fifth anniversary of the Closing, but in each case within ten (10) Business Days thereafter, Buyer shall prepare and deliver to Seller a written statement containing all of the information that would be set forth in a Contingent Payment Statement as if an additional Contingent Payment were due as of such date.  For the avoidance of doubt, the delivery of such written statement pursuant to this Section 1.7(g) shall be for informational purposes only and shall not result in any obligation of Buyer to make a Contingent Payment as a result thereof.

(h)           From the Closing Date through the fifth anniversary of the Closing, (i) Buyer shall not, and shall cause the Company Group not to, without the prior written consent of Seller, take or omit to take any action, in each case, for the purpose of adversely affecting the potential amount of any Contingent Payment and (ii) Buyer shall (x) use commercially reasonable efforts to maintain the Company Group as a separate economic unit or (y) otherwise ensure that the financial results of the Company Group are separately identifiable for the purposes of determining the Contingent Payments.  For the avoidance of doubt, in the event of any breach of this Section 1.7(h), and without prejudice to the resolution of any such claim, Seller shall have the right to claim the amount by which the maximum amount of all Contingent Payments payable to it was reduced as a result of the breach.  Nothing in this Section 1.7(h) shall prohibit the taking of any action described in Annex C.

(i)            Notwithstanding any other provision of this Section 1.7 to the contrary, (A) in the event a Buyer Bankruptcy Event occurs on or prior to the end of the fifth anniversary of the Closing, an amount equal to (x) $225 million less (y) the aggregate amount of Contingent Payments paid to Seller prior to the Buyer Bankruptcy Event, shall be immediately due and payable to Seller by Wire Transfer as set forth in written instructions from Seller and (B) in the event of a Company Group Sale involving the sale, assignment, transfer or liquidation (however affected) of all or any portion of the business of the Company Group representing more than thirty-three percent (33%) of the Applicable Run-Rate Management Fees (determined at the time of the closing of the applicable transaction) (whether alone or together with any prior Company Group Sale occurring after the Closing Date) (a “Company Change of Control”) (x) an amount equal to the Adjusted Contingent Payment, but in no event less than the Minimum Change of Control Payment (if applicable), shall be immediately due and payable to Seller upon closing of the Company Group Sale by Wire Transfer as set forth in written instructions from Seller and (y) the provisions of Section 1.7(j) shall apply.  Buyer shall give Seller written notice of any Buyer Bankruptcy Event as soon as practicable following such Buyer Bankruptcy Event.  Buyer shall give Seller written notice of a Company Change of Control 30 days prior to the earliest expected closing of the Company Change of Control (such notice, a

“COC Notice”).  As soon as reasonably practicable following the closing of the Company Change of Control (but in no event more than thirty (30) Business Days thereafter), Buyer shall prepare and deliver to Seller a written statement containing all of the information that would be set forth in a Contingent Payment Statement as if an additional Contingent Payment were due as of the date of the closing of the Company Change of Control (a “COC Contingent Payment Statement”) setting forth Buyer’s calculation of the amount of the Adjusted Continent Payment.  No later than five Business Days following the date on which the Adjusted Contingent Payment is finally determined, Buyer shall pay to Seller by Wire Transfer as set forth in written instructions from Seller the Adjusted Contingent Payment (less, if applicable, the Adjusted Contingent Payment previously paid).

(j)

(i)            Within sixty (60) days after delivery to Seller of the COC Contingent Payment Statement (during which period Buyer shall provide access to such working papers, financial records and information of it and the Company Group and their accountants (subject to, in the case of records of the accountants, such customary restrictions as may be imposed by such accountants) relating to the preparation of the COC Contingent Payment Statement as may be reasonably requested by Northwestern Mutual or Seller and their respective Affiliates and representatives), Seller may dispute all or a portion of such COC Contingent Payment Statement by giving a Notice of Disagreement relating to such COC Contingent Payment Statement to Buyer setting forth in reasonable detail the basis for any such Disagreement relating to such COC Contingent Payment Statement.  The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  If Seller does not provide a Notice of Disagreement relating to a COC Contingent Payment Statement to Buyer within the sixty (60) day period set forth in this subsection (c), Seller shall be deemed to have irrevocably accepted such COC Contingent Payment Statement in the form delivered to it by Buyer.  Notwithstanding anything in this Section 1.7(j)(i) to the contrary, at Seller’s election, Seller may provide a written notice to Buyer at any time during the 60-day period set forth in this subsection (c) that it has accepted such COC Contingent Payment Statement in the form delivered to it by Buyer, and such acceptance shall be deemed a “final determination” for the purposes of Section 1.7(i).

(ii)           If Seller delivers a Notice of Disagreement pursuant to Section 1.7(j)(i) and Buyer does not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within thirty (30) days following the delivery of such Notice of Disagreement (during which period Seller shall provide access to such working papers, financial records and information of it and its controlled Affiliates and their accountants (subject to, in the case of records of the accountants, such customary restrictions as may be imposed by such accountants) relating to the preparation of such Notice of Disagreement as may be reasonably requested by Buyer and its representatives), Buyer shall be deemed to have irrevocably accepted the applicable COC Contingent Payment Statement as modified by Seller in the manner set forth in such Notice of Disagreement.

(iii)          If Buyer shall dispute a Notice of Disagreement by delivery of written notice to Seller within the thirty (30) day period set forth in Section 1.7(j)(ii), and within the twenty (20) days following the delivery to Seller of the notice of such dispute, the parties do not resolve the Disagreement in writing, such Disagreement shall thereafter be referred to an Appraiser acceptable to both Buyer and Seller (provided, that it Buyer and Seller are unable to mutually agree upon the selection of a single Appraiser within five Business Days following expiration of the twenty (20) day period referred to above, then Buyer and Seller shall each select its own Appraiser and those two Appraisers so selected shall select a third Appraiser, which third Appraiser shall serve as the sole Appraiser for purposes of this Section 1.7(j).  Buyer and Seller shall each be party to the engagement letter entered into with the Appraiser.  If any remaining issues in dispute are submitted to the Appraiser for resolution, each of Buyer and Seller will be afforded an opportunity to present to the Appraiser any material relating to the determination of the matters in dispute and to discuss such matters with the Appraiser as the Appraiser may request or permit.  The Appraiser shall act as an expert and not as an arbitrator to calculate the applicable COC Contingent Payment Statement and shall be instructed that its calculation must be made in accordance with the standards and definitions in this Agreement.  Buyer and Seller shall instruct the Appraiser that the determinations of such firm with respect to any Disagreement shall be rendered within thirty (30) days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible.  The Appraiser shall make a determination with respect to any unresolved Disagreement only in a manner consistent with this Section 1.7, and in no event shall the Appraiser’s determination of the unresolved Disagreements be for an amount that is outside the range of Buyer’s and Seller’s proposals with respect to each individual Disagreement.  Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the applicable COC Contingent Payment Statement.  Each of Buyer and Seller shall use its reasonable best efforts to cause the Appraiser to render its determination within the thirty (30) day period described in the fifth sentence of this Section 1.7(c)(iii), and each shall cooperate with such firm and provide such firm with access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination.  The fees and expenses of the Appraiser shall be borne by the party whose proposed Adjusted Contingent Payment as reflected in such party’s submission to the Appraiser differs the most from the Adjusted Contingent Payment (as applicable) finally determined by the Appraiser (or, if such differences of the parties are equal, equally by Buyer and Seller); provided, that if three Appraisers are selected as provided above, then each of Buyer and Seller shall bear the costs and expenses of the Appraiser such party selected.

(k)           In the event of a Company Group Sale that is not a Company Change of Control, the Contingent Payments shall be calculated as otherwise provided by this Section 1.7 (i.e., on the Year 3 Calculation Date, Year 4 Calculation Date and Year 5 Calculation Date (as applicable)), provided, that Applicable Run Rate Management Fees determined as of each such date with respect to any portion of the business of the Transferred Entities sold in any such Company Group Sale shall be determined as of each such calculation date (and included in the calculation of aggregate Applicable Run Rate Management Fees) to reflect the amount that such Annual Run-Rate Management Fees would have represented as of each such calculation date assuming that the Applicable Run-Rate Management Fees with respect to any portion of the business sold (determined as of the date of such Company Group Sale) would have increased or decreased (as applicable) through such calculation date at the same compounded annual growth rate at which the Applicable Run-Rate Management Fees increased or decreased (as applicable) from the Closing through the date of the Company Group Sale.  Such amounts shall be determined applying the dispute resolution mechanics in Section 1.7(j), applied mutatis mutandis.

(l)            The parties agree that Applicable Run Rate Management Fees shall not include revenues from any business acquired by the Company Group or Buyer for consideration, provided that the foregoing shall not apply if any member of the Company Group sells or otherwise transfers any of its assets or business in exchange for the assets or a business of another Person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by Seller to Buyer on or prior to the date of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except for any representation or warranty, which by its express terms speaks as of a particular specified date and which shall be deemed to speak only as of such specified date, regardless of whether made on the date hereof or as of the Closing), as follows:

Section 2.1             Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  Plymouth USA is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Plymouth UK is a private limited company validly incorporated, existing and duly registered under the laws of England and Wales.  Plymouth Asia is a private limited company validly incorporated, existing and duly registered under the laws of Hong Kong.  Each of the Transferred Entities has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its material properties and assets.  Each of the Transferred Entities is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Seller has provided or made available to Buyer true and complete copies of the Organizational Documents of each member of the Company Group, all as in effect on the date hereof.

Section 2.2             Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than the Restructuring Transactions).  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party has been, and the consummation by it of the transactions contemplated hereby and thereby (other than the Restructuring Transactions) has been, duly and validly authorized and approved by all required actions on the part of Seller.  This Agreement and each Ancillary Agreement to which Seller is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Ancillary Agreement to which Seller is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.3             No Violation.  Except as set forth in Section 2.4 hereof, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (other than the Restructuring Transactions), will, with or without the giving of notice, the termination of any grace period or both:  (a) violate, conflict with, or result in a breach or default under the Organizational Documents of Seller or any member of the Company Group; (b) violate any Applicable Law; or (c) result in a violation or breach by Seller or any member of the Company Group of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Contract to which Seller or any member of the Company

Group is a party or by which Seller or any member of the Company Group or any of its properties or assets are bound, except for, in the case of clauses (b) and (c) of this Section 2.3, any violation, breach, conflict, default or right of termination, cancellation, payment or acceleration that, individually and in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Seller to perform its obligations hereunder or thereunder or have a Company Material Adverse Effect.

Section 2.4             Consents and Approvals.  Except (a) as required under the HSR Act or any other antitrust laws described in Schedule 2.4 of the Seller Disclosure Schedule, (b) for the Client consents described in Section 4.2 and (c) for those consents, approvals, filings and registrations the failure to obtain or make would not be material to the Company Group, taken as a whole, neither Seller nor any member of the Company Group is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Seller is a party or the consummation of the transactions contemplated hereby or thereby (other than the Restructuring Transactions).

Section 2.5             Title; Capital Structure.

(a)           The authorized capital stock of Plymouth USA consists solely of 10,000 shares of voting common stock, no par value per share, of which only 500 shares are issued and outstanding.  The authorized ordinary share capital of Plymouth UK consists solely of 666,670 shares of 10p each, of which only 320,583 shares are issued and outstanding.  The authorized ordinary share capital of Plymouth Asia consists solely of 1,000 shares of HK$1.00 each, of which only 100 shares are issued and outstanding.  Seller is the sole legal, record or registered, as applicable, and beneficial owner of the Transferred Shares free and clear of all Encumbrances, and, except for the Transferred Shares, there are no shares of capital stock of the Transferred Entities issued and outstanding.  All of the Transferred Shares have been duly authorized and validly issued and are fully paid and non-assessable and there is no liability to pay any additional contributions on the Transferred Shares.  Upon delivery to Buyer (or its designated (direct or indirect) wholly-owned Subsidiary) at the Closing of stock certificates representing the Transferred Shares, good and valid title to such shares will pass to Buyer (or such designated (direct or indirect) wholly-owned Subsidiary), free and clear of any Encumbrances.

(b)           There are no outstanding securities, options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights (“Equity Rights”) (i) obligating Seller or any member of the Company Group to issue, deliver, redeem, purchase or sell, any capital stock or any ownership interests in any member of the Company Group or any securities convertible or exchangeable into or exercisable for any capital stock or any ownership interests in any member of the Company Group, (ii) giving any Person a right to subscribe for or acquire any capital stock, share capital or any ownership interests in any member of the Company Group or any securities convertible or exchangeable into or exercisable for any capital stock or any ownership interests in any member of the Company Group or (iii) obligating Seller or any member of the Company Group to issue, grant, adopt or enter into any such Equity Rights, except, in any case, as contemplated by the Restructuring Transactions.  There are no bonds, debentures, notes or other Indebtedness of Seller or any member of the Company Group that grant to a third party the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters related to the transactions contemplated hereby (other than the Restructuring Transactions).  There are no voting trusts, proxies or other Contracts to which Seller or any member of the Company Group is a party or is bound with respect to the voting or consent of any capital stock or ownership interests of any member of the Company Group.

Section 2.6             Subsidiaries.  Each Subsidiary of a Transferred Entity on the date hereof is listed on Schedule 2.6 of the Seller Disclosure Schedule, along with its form and jurisdiction of organization.  Each such Subsidiary is duly organized and validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” is in good standing under the laws of its jurisdiction of organization.  Each such Subsidiary has the requisite company, partnership or corporate (as applicable) power and authority to carry on its business in the manner as it is now being conducted in all material respects and to own, lease and operate all of its material properties and assets.  Each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Transferred Entities own, directly or indirectly, all of the issued and outstanding company, partnership or corporate interests, as applicable, in each such Subsidiary, free and clear of any Encumbrances (other than restrictions under Securities Laws).  All of the issued and outstanding interests in such Subsidiaries are duly authorized, validly issued and fully paid (to the extent such concepts are applicable).

Section 2.7             Plymouth Financial Statements; No Undisclosed Liabilities.

(a)

(i)            Seller has made available to Buyer a true and complete copy of the unaudited balance sheet of Plymouth USA, as of September 30, 2009 (the “Unaudited Plymouth USA Balance Sheet”), and the related unaudited statement of income for the nine-month period ended September 30, 2009 (the financial statements referred to in this Section 2.7(a)(i), collectively, the “Plymouth USA Financial Statements”).

(ii)           Seller has made available to Buyer true and complete copies of (x) the audited consolidated balance sheets of Plymouth UK and its Subsidiaries identified therein as of December 31, 2008 and December 31, 2007 (the December 31, 2008 balance sheet, the “Plymouth UK Balance Sheet”) and the related audited consolidated statements of income for the fiscal year ended December 31, 2008 and December 31, 2007 and (y) an unaudited consolidated balance sheet of Plymouth UK and its Subsidiaries identified therein as of September 30, 2009 (the “Unaudited Plymouth UK Balance Sheet”), and the related unaudited consolidated statement of income for the nine-month period ended September 30, 2009 (the financial statements referred to in clauses (x) and (y) hereof, collectively, the “Plymouth UK Financial Statements”).

(iii)          Seller has made available to Buyer true and complete copies of (x) the audited balance sheets of Plymouth Asia as of December 31, 2008 and December 31, 2007 (the December 31, 2008 balance sheet, the “Plymouth Asia Balance Sheet”) and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2008 and December 31, 2007 and (y) an unaudited balance sheet of Plymouth Asia as of September 30, 2009 (the “Unaudited Plymouth Asia Balance Sheet”), and the related unaudited statement of income for the nine-month period ended September 30, 2009 (the financial statements referred to in clauses (x) and (y) hereof, collectively, the “Plymouth Asia Financial Statements” and, together with the Plymouth USA Financial Statements and the Plymouth UK Financial Statements, the “Plymouth Financial Statements”).

(iv)          The balance sheets referred to in this Section 2.7(a) present fairly in all material respects the financial position of Plymouth USA, Plymouth UK and its Subsidiaries identified therein and Plymouth Asia (as applicable) as of the dates thereof, and the other financial statements referred to in this Section 2.7(a) present fairly in all material respects the results of the operations and (if applicable) cash flows of Plymouth USA, Plymouth UK and its Subsidiaries identified therein and Plymouth Asia (as applicable) for the respective fiscal periods therein set forth, in each case in accordance with Applicable GAAP consistently applied and using the accrual method of accounting (except as indicated in the related notes thereto), subject, in the case of the unaudited financial statements, to normal recurring adjustments and reclassifications which are not in the aggregate material and the absence of notes.

(b)           No member of the Company Group has any material liabilities or obligations of any nature, except (i) obligations and liabilities contemplated by or in connection with this Agreement (including the Restructuring Transactions) or the transactions contemplated hereby or set forth in Schedule 2.7(b) of the Seller Disclosure Schedule, (ii) as and to the extent disclosed or reserved against in any Balance Sheet or (iii) obligations and liabilities incurred since September 30, 2009 in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.8             Absence of Certain Changes.  Since December 31, 2008, (a) each member of the Company Group has conducted its business in the ordinary course consistent with past practice in all material respects and (b) there has not been any Company Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  In addition, since September 30, 2009 through the date hereof, neither Seller (solely in respect of the Company Group) nor any member of the Company Group has taken any action that if proposed to be taken after the date hereof, would require the consent of Buyer under Section 4.1.

Section 2.9             Material Contracts.

(a)           Schedule 2.9(a) of the Seller Disclosure Schedule contains a true and complete list of all Material Contracts (other than Affiliate Agreements, Company Benefit Plans and Leases) in existence on the date hereof.  Seller has provided or made available to Buyer true and complete copies of all Material Contracts.

(b)           Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Group member, any Non-Registered Fund or, to the Knowledge of Seller, the Registered Fund (as applicable) that is a party thereto and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.  Neither any member of the Company Group, any Non-Registered Fund or, to the Knowledge of Seller, the Registered Fund (as applicable) is in material default or breach under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material default or material breach thereunder.

Section 2.10           Compliance with Applicable Law.

(a)           Since January 1, 2007, each member of the Company Group has complied in all material respects with all Applicable Law and with its memorandum and articles of association, by-laws and other equivalent constitutional documents.  Since January 1, 2007, no member of the Company Group has received any written notice asserting, or, to the Knowledge of Seller, is threatened with or under investigation with respect to, any material violation by any member of the Company Group of any Applicable Law.

(b)           Each member of the Company Group holds, and at all times since January 1, 2007 has held, all material Permits necessary for the conduct of its businesses under and pursuant to Applicable Law.  All such material Permits are identified on Schedule 2.10(b) of the Seller Disclosure Schedule, are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of Seller, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.

(c)           Except for routine examinations conducted by any Governmental Authority in the regular course of the business of any member of the Company Group, since January 1, 2007, no Governmental Authority has, to the Knowledge of Seller, initiated or threatened to initiate, and no Governmental Authority has provided written notice to any member of the Company Group or any Non-Registered Fund of, any investigation into the business or operations of any member of the Company Group, any Non-Registered Fund or, to the Knowledge of Seller, the Registered Fund.  There is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of any member of the Company Group, any Non-Registered Fund or, to the Knowledge of Seller, the Registered Fund that has not been resolved in all material respects.

(d)           The members of the Company Group have implemented one or more formal codes of ethics, insider trading policies, personal trading policies and compliance and other similar policies as required by Applicable Law, true and complete copies of which have been made available to Buyer prior to the date hereof.  Such codes of ethics, insider trading polices, personal trading policies and compliance and other similar policies comply in all material respects with Applicable Law.  There have been no violations or, to the Knowledge of Seller, allegations of violations of such codes of ethics, insider trading policies, personal trading policies or compliance or similar policies during the thirty-six (36) months preceding the date of this Agreement, other than violations that, individually or in the aggregate, would not be material to the Company Group, taken as a whole.

Section 2.11           Regulatory Documents; Adviser Registrations.

(a)           Since January 1, 2007, each member of the Company Group has timely filed (after giving effect to any extensions) all material Regulatory Documents that were required to be filed with any Governmental Authority.  As of their respective dates, the Regulatory Documents of the Company Group have complied in all material respects with Applicable Laws as in effect at the time such Regulatory Documents were filed.

(b)           Each member of the Company Group listed on Schedule 2.11(b) of the Seller Disclosure Schedule (each, an “Adviser”) at all times required by the Investment Advisers Act, FSMA or any similar foreign Applicable Law since March 1, 2004 has been duly registered or has received all necessary licenses, authorizations or permissions to act as an investment adviser or authorized investment firm (or in a comparable capacity) under the Investment Advisers Act, FSMA or such similar foreign Applicable Law.  Each Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act, FSMA or any similar foreign Applicable Law) since March 1, 2004 has been, duly registered, licensed or qualified as an investment adviser or authorized investment firm (or in a comparable capacity) in each state or other local jurisdiction where the conduct of its business required such registration, licensing or qualification.  No member of the Company Group other than the Advisers is required to be registered, licensed, authorized or qualified as an investment adviser or authorized investment firm (or in a comparable capacity) under the Investment Advisers Act, FSMA or any similar Applicable Law.  Seller has made available to Buyer a true and complete copy of the Form ADV of Plymouth USA and the similar registration statements of the other Advisers as in effect on the date of this Agreement.

(c)           Each employee of a member of the Company Group who is required to be registered with or approved by any Governmental Authority to perform his or her material job functions is duly registered or has been approved as such and such registration or approval is in full force and effect.

(d)           There is no injunction, order, judgment or decree currently applicable to any member of the Company Group.

Section 2.12           Non-Registered Funds.

(a)           Schedule 2.12(a) of the Seller Disclosure Schedule sets forth a list of each Client that is a Non-Registered Fund as of the date of this Agreement.  Except with respect to such Non-Registered Funds (and any special purpose vehicle in which a Non-Registered Fund holds an interest) and the Registered Fund, no member of the Company Group acts as investment adviser, general partner, managing member or sponsor to any other pooled investment vehicle on the date hereof.  No Non-Registered Fund is required to register as an investment company, unit trust, collective investment scheme or similar entity under the Investment Company Act or any other similar Applicable Law, and Schedule 2.12(a) of the Seller Disclosure Schedule sets forth an accurate description of the exemption from registration under the Investment Company Act or any other similar Applicable Law applicable to each Non-Registered Fund.

(b)           Each Non-Registered Fund that is a juridical entity has been duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” is in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(c)           All of the outstanding shares or other ownership interests of each Non-Registered Fund (as applicable) are duly authorized, validly issued and fully paid (to the extent such concepts are applicable), and none of such shares or other ownership interests have been issued in violation of any Applicable Laws in any material respect.

(d)           Each Non-Registered Fund is, and since January 1, 2007 has been, operated in compliance in all material respects with Applicable Law and its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or similar offering document of such Non-Registered Fund in effect from time to time.  There is no material injunction, order, judgment or decree currently applicable to any of the Non-Registered Funds.  All material notifications to any Governmental Authority required by Applicable Laws have been made to permit such activities as are carried out by the Non-Registered Funds and all material authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Non-Registered Funds.  Each Non-Registered Fund possesses all material Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted.

(e)           Copies of all existing current private placement memoranda or other offering documents for the Non-Registered Funds have been made available to Buyer by Seller prior to the date hereof.  Such private placement memoranda or other offering documents (as applicable) complied with all Applicable Laws as of the date of the offering or subscription related thereto in all material respects (including all Applicable Laws governing the disclosure of information to investors in such private placement memoranda or other offering documents).  Since March 1, 2004, each investor or offeree of an investment in a Non-Registered Fund has been delivered a private placement memorandum (or other applicable offering document) relating to such Non-Registered Fund to the extent required by Applicable Laws (including, if required by Applicable Laws, prior to subscribing for an interest in such Non-Registered Fund).

(f)            Seller has provided or made available to Buyer true and complete copies of the audited financial statements, prepared in accordance with Applicable GAAP, of each of the Non-Registered Funds for the fiscal years ending December 31, 2007 and December 31, 2008 (or such shorter period as such Non-Registered Fund has been in existence) (each hereinafter referred to as a “Non-

Registered Fund Financial Statement”)(1).  Each of the Non-Registered Fund Financial Statements presents fairly in all material respects the financial position of the related Non-Registered Fund in accordance with Applicable GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Non-Registered Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.

(g)           Each of the investments made by a Non-Registered Fund has been made in all material respects in accordance with its investment objectives, policies and restrictions set forth in its private placement memorandum or other applicable offering document and its constituent documents, in each case, as in effect at the time the investments were made, and has been held in accordance with its respective investment objectives, policies and restrictions in all material respects, to the extent applicable and in effect at the time such investments were held.

(h)           As to each Non-Registered Fund, there has been in full force and effect an Advisory Agreement at all times pursuant to which a member of the Company Group has performed investment management services for such Non-Registered Fund, and if required by Applicable Laws each such Advisory Agreement pursuant to which a member of the Company Group has received compensation respecting its activities in connection with any of the Non-Registered Funds has been duly approved in accordance with Applicable Laws.

(i)            There is no material Proceeding pending or, to the Knowledge of Seller, threatened against any Non-Registered Fund.

Section 2.13           Registered Fund.

(a)           The Registered Fund is, and since March 1, 2004 has been, duly registered as an investment company or investment trust as required by Applicable Law.

(b)           The Registered Fund is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” is in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law.

(c)           The Registered Fund is, and since January 1, 2007 has been, operated in compliance in all material respects with Applicable Law and its respective investment objectives, policies and restrictions.  Since January 1, 2007, the

(1)           To be conformed to the actual financial statements available to be provided in data room (when uploaded).

Registered Fund has filed all material Regulatory Documents required by Applicable Law and, as of their respective dates, each of the foregoing filings complied in all material respects with the requirements of Applicable Law applicable to such Regulatory Documents (including all Applicable Laws governing the disclosure of information to investors in any such applicable Regulatory Documents).  Seller has previously made available to Buyer a true and complete copy of each current Regulatory Document.

(d)           The shares or units of the Registered Fund (i) have been issued and sold in compliance with Applicable Law and (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law, except where any failure to be in compliance or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(e)           Seller has made available to Buyer true and complete copies of the audited balance sheet of the Registered Fund as of December 31, 2008 and December 31, 2007 and the related other financial statements for such fiscal years prepared in accordance with Applicable GAAP.

(f)            The Registered Fund has had in full force and effect an Advisory Agreement at all times since March 1, 2004, and each agreement pursuant to which a member of the Company Group has received compensation with respect to its activities in connection with the Registered Fund was duly approved in accordance with Applicable Law in all material respects.

(g)           There is no material Proceeding pending or, to the Knowledge of Seller, threatened against the Registered Fund.

Section 2.14           Ineligible Persons.  No member of the Company Group nor any of their respective directors, officers or employees who serves as a registered investment adviser or as an associated person of a registered investment adviser, to the Knowledge of Seller, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser pursuant to the Investment Advisers Act, FSMA or any similar Applicable Law or ineligibility to serve as an associated person of an investment adviser, or is ineligible pursuant to the Investment Advisers Act, FSMA or any similar Applicable Law to serve as a registered investment adviser or as an associated person of a registered investment adviser where such eligibility is required, nor is there any Proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority that would result in any such ineligibility of any member of the Company Group or such persons.

Section 2.15           Proceedings.  There are no legal, administrative, arbitral or other proceedings, suits, actions, audits or investigations (collectively, “Proceedings”) that (a) are pending or, to the Knowledge of Seller, threatened against Seller or any member of the Company Group that would be material to the Company

Group, taken as a whole, (b) individually or in the aggregate, would reasonably be expected to prohibit or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (other than the Restructuring Transactions) or to comply with its obligations hereunder or thereunder in a timely manner, or (c) as of the date hereof, challenge the validity of the transactions contemplated by this Agreement or the Ancillary Agreements (other than the Restructuring Transactions).

Section 2.16           Employee Benefit Plans; Employee Matters.

(a)           Schedule 2.16(a) of the Seller Disclosure Schedule sets forth a true and accurate list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, incentive, profit sharing, savings, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, executive compensation, tax gross up, salary continuation, flexible benefit, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, educational assistance or fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance, change-in-control, retention, or other contracts or agreements that are sponsored or maintained by any member of the Company Group for the benefit of any employee, officer or director of any of member of the Company Group, excluding the Equity-Based Plans (the “Company Benefit Plans”).  Schedule 2.16(a) of the Seller Disclosure Schedule separately lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, incentive, profit sharing, savings, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, executive compensation, tax gross up, salary continuation, flexible benefit, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, educational assistance or fringe benefit or other material benefit plans, programs or arrangements, and all employment, termination, severance, change-in-control, retention, or other contracts or agreements, maintained by Seller or any Affiliate, in each case that is for the benefit of any employee, officer or director of any member of the Company Group, excluding Company Benefit Plans but, for the avoidance of doubt, including the Equity-Based Plans (each, a “Seller Plan” and, together with the Company Benefit Plans, the “Employee Plans”).

(b)           Seller has provided to Buyer a complete and correct copy of each Company Benefit Plan.  With respect to each Company Benefit Plan, Seller has provided to Buyer a copy of the following documents, if applicable:  (i) the most recent summary plan description and any modifications thereto, (ii) the most recent Form 5500, together with all schedules thereto, (iii) the applicable trust or custodial agreement and (iv) the most recent actuarial valuation.

(c)           Each Company Benefit Plan (i) has been established and since March 1, 2004 has been operated in all material respects in accordance with all provisions of Applicable Law and (ii) since March 1, 2004 has been administered, operated and managed in accordance with its governing documents in all material respects, and no member of the Company Group is in default with respect to any material term or condition of any Company Benefit Plan (nor will the Closing result in any such default).  Except as pursuant to the terms of the applicable Company Benefit Plan, to the Knowledge of Seller, each Company Benefit Plan may be amended, terminated, modified or otherwise revised by a member of the Company Group, including the elimination of any and all future benefit accruals under any Company Benefit Plan.  With respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other Governmental Authority, or to the participants or beneficiaries of such Plan, have been filed or furnished on a timely basis after giving effect to any extensions, except where, in the aggregate, failure to do so would not result in material liability to the Company Group, taken as a whole.

(d)           No agreement or undertaking has been given by Seller or, to the Knowledge of Seller, any member of the Company Group to continue, increase or improve any benefits under any of the Company Benefit Plans.

(e)           No Employee Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.  Neither Seller nor any member of the Company Group or any of their Affiliates has now or at any time during the last six (6) years contributed to, sponsored, or maintained (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a member of the Company Group has any liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  No circumstance exists and, to the Knowledge of Seller, no circumstance is expected to occur that would reasonably be expected to result in the imposition of ERISA Affiliate Liability on any member of the Company Group.

(f)            With respect to each Plymouth USA Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”), the IRS has issued a favorable determination letter that has not been revoked, to the effect that the Plan satisfies the requirements of Section 401(a) of the Code, that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(g)           No Plymouth USA Company Benefit Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(h)           There are no pending or, to the Knowledge of Seller, threatened material claims (other than claims for benefits in the ordinary course),

lawsuits or arbitrations which have been asserted in writing or instituted against a Company Benefit Plan or any fiduciaries thereof with respect to their duties to a Company Benefit Plan.

(i)            The only obligation or liability of Plymouth UK and its Subsidiaries in respect of retirement benefits is to contribute to pension schemes (whether personal or occupational) that only provide money purchase benefits (as defined in section 181 of the UK Pension Schemes Act 1993) in respect of those of its employees listed in Schedule 2.16(i) of the Seller Disclosure Schedule, which schedule lists such obligation or liability as a percentage of such employee’s basic pay as of January 19, 2010.

(j)            No member of the Company Group is, or has been at any time on or after April 27, 2004, associated or connected (as defined in section 38(10) of the UK Pensions Act 2004) with any Person who is or was the employer in relation to an occupational pension scheme (to which section 38(1) and section 43(1) of the UK Pensions Act 2004 apply).

(k)           No labor union, labor organization or group of employees of any member of the Company Group has made a pending demand for recognition or certification, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to such employees presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2007.  There are no (and, since January 1, 2007 there have been no) strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of Seller, threatened against or involving any member of the Company Group.  No member of the Company Group is (or, since January 1, 2007 has been) a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization.  To the Knowledge of Seller, there are no charges of employment discrimination or unfair labor practices against or involving any member of the Company Group.  Seller has complied in all material respects with WARN with respect to any and all “employment losses” as defined in WARN that have taken place up to the Closing Date.

(l)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (other than the Restructuring Transactions) shall cause or result in (either alone or in combination with another event) (i) the acceleration of vesting in, or timing of payment of, any compensation or benefits under any Company Benefit Plan to any employee of the Company Group or otherwise materially accelerate or increase any obligation under any Company Benefit Plan or (ii) any liability to any employee of the Company Group for any payments under any Company Benefit Plan.  No member of the Company Group has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.  Neither Seller nor any member of the Company Group has made any payments, is obligated to make any payments or is a party to any agreement that would obligate the Company Group or Buyer to make any payments that would, individually or in combination with any other payment, constitute a parachute payment within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(m)          Schedule 2.16(m) of the Seller Disclosure Schedule hereto contains, as of the date hereof, a true and complete list of all current members of the board of managers, board of directors (other than the external directors of any Non-Registered Fund domiciled in Guernsey) or similar body and all officers and employees of each member of the Company Group (which list shall be revised at Closing to contain a true and complete list of the foregoing individuals), in each case including such Person’s current job title, date of birth, date of commencement of employment with the Company Group, salary or hourly rate of pay, bonus eligibility, total compensation for the twelve (12) months ended December 31, 2008, work location and leave status.

(n)           No individual who has performed services for any member of the Company Group has been improperly excluded from participation in any Company Benefit Plan if otherwise eligible to participate, and no member of the Company Group has any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except to the extent that any such liability would not be material to the Company Group, taken as a whole.  To the extent required by Applicable Law, a properly completed Form I-9 is on file with respect to each employee of the Company Group who performs services in the United States.  The Company Group has complied in all material respects with the Immigration and Nationality Act and any similar law in the U.K. or Hong Kong for all of its employees, and to the Knowledge of Seller, there is no basis for any claim that the Company Group is not in all material respects in compliance with the terms thereof.  As of the date of this Agreement, no Designated Partner has given notice to Seller or, to the Knowledge of Seller, any member of the Company Group that such Designated Partner intends to terminate his or her employment with, or engagement by, the Company Group.

(o)           No event has occurred and, to the Knowledge of Seller, no condition exists that would, either directly or by reason of Seller’s or any Company Group member’s affiliation with any of their ERISA Affiliates, subject any member of the Company Group to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws.  Each Plymouth USA Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to any member of the Company Group or their ERISA Affiliates (i) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treas. Reg. §1.409A-6(a)(4)) since October 3, 2004.

Section 2.17           Intellectual Property.

(a)           All Company Group Intellectual Property that (i) is registered with any Governmental Authority by any member of the Company Group, (ii) is subject to an application for registration with any Governmental Authority submitted by the Company Group ((i) and (ii) collectively, the “Registered IP”), (iii) is material to the business of the Company Group whether or not registered with any Governmental Authority or (iv) is a domain name registered by the Company Group, in each case, on the date hereof, is listed in Schedule 2.17(a) of the Seller Disclosure Schedule.  All Registered IP owned by any member of the Company Group has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary for the conduct of the business of the Company Group as currently conducted, except for any failure to be so registered, filed or issued where such failure would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(b)           The members of the Company Group own, license or otherwise have the legally enforceable right to use all material Intellectual Property necessary for the conduct of the business of the Company Group as currently conducted.

(c)           To the Knowledge of Seller, (i) the Company Group’s use of the owned Company Group Intellectual Property does not infringe or violate in any material respect the rights of any Person and (ii) no Person is infringing or otherwise violating in any material respect the rights of the Company Group in any material Company Group Intellectual Property.  Since January 1, 2007, no material claims have been asserted in writing (or, to the Knowledge of Seller, orally) by any Person against any member of the Company Group alleging that any member of the Company Group’s use of any Company Group Intellectual Property infringes or otherwise violates the rights of such Person, and since January 1, 2007 no claims have been asserted by any member of the Company Group alleging that any Person infringes or otherwise violates the rights of the Company Group in any Company Group Intellectual Property.

(d)           The members of the Company Group own or license all material computer software currently used by the Company Group that is material to the conduct of its business as currently conducted (“Computer Software”) and, to the Knowledge of Seller, have the right to use such software without infringing or otherwise violating the Intellectual Property rights of any Person.  No member of the Company Group has received written notice of any material claim respecting any violation or infringement of such Computer Software by any member of the Company Group.

Section 2.18           Insurance.  Each insurance policy and bond covering the Company Group, the Registered Fund and the Non-Registered Funds as of the date hereof is set forth in Schedule 2.18 of the Seller Disclosure Schedule and is in full force and effect, and there is no outstanding notice from any insurer or agent of any intent to cancel any such insurance policy or bond.  There is no material claim by any member of the Company Group, the Registered Fund or any Non-Registered Fund (as applicable) pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  No member of the Company Group, the Registered Fund or any Non-Registered Fund (as applicable) is in material default under any such insurance policy.

Section 2.19           Real Estate; Personal Property.  No member of the Company Group owns any real property.  Schedule 2.19 of the Seller Disclosure Schedule identifies all of the real estate leases and subleases to which any member of the Company Group is a party on the date hereof (the “Leases”).  True and complete copies of the Leases have been provided or made available to Buyer, together with any amendments, modifications or supplements thereto.  No member of the Company Group has received any written notice from the landlord or lessor under any of the Leases claiming that any member of the Company Group is in breach in any material respect of its obligations under its respective Leases.  As of the date hereof, each member of the Company Group owns, leases or otherwise has the legal right to use all of the material tangible assets used in the conduct of the businesses of the Company Group as currently conducted.

Section 2.20           Affiliate Transactions.  Neither Seller nor any of its Affiliates (other than the Company Group) (i) is a party to any Contract with any member of the Company Group, the Registered Fund or any Non-Registered Fund, or any director, officer or employee of any such Person (any such Contract, an “Affiliate Agreement”), in each case other than any Plan and this Agreement and the Ancillary Agreements or (ii) has any loan outstanding from, or has any loan outstanding to, any member of the Company Group, the Registered Fund or any Non-Registered Fund, or any director, officer or employee of any such Person.

Section 2.21           Brokers and Finders.  Other than Credit Suisse Securities (USA) LLC, whose fees and expenses will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any member of the Company Group in connection with this Agreement or the transactions contemplated hereby (other than the Restructuring Transactions).

Section 2.22           Assets Under Management.

(a)           The aggregate dollar amount of AUM by the Company Group as of November 30, 2009 (the “Base Date”) is accurately set forth in Schedule 2.22(a) of the Seller Disclosure Schedule.  Set forth in Schedule 2.22(a) of the Seller Disclosure Schedule is a list as of the Base Date of all Advisory Agreements, setting forth with respect to each such Advisory Agreement as of the Base Date:

(i)      The name of the Client under such Advisory Agreement;

(ii)     The state (or, if such Client is not a U.S. citizen, the country) of which such Client is a citizen or resident (in the case of individuals) or domiciled (in the case of entities);

(iii)    The amount of AUM by the Company Group pursuant to such Advisory Agreement as of the Base Date;

(iv)    (A) The fee schedule in effect with respect to such Advisory Agreement (including identification of any applicable sub-components of such fees, e.g., investment management fees versus “wrap” fees that include other services, fees for any other services, etc., as applicable, but excluding, for the avoidance of doubt, Performance Fees), (B) any other fees or compensation payable by the Client in connection with investment management services provided by the Company Group other than pursuant to such Advisory Agreement and (C) other than ordinary compensation and amounts paid pursuant to an Employee Plan, any fees or other payments required to be paid by the Company Group to third parties or employees in connection with such Advisory Agreement and/or the relationship with such Client;

(v)     The method of obtaining consent required for the assignment or continuation under Applicable Laws and the terms of such Advisory Agreement by the Company Group of such Advisory Agreement resulting from the purchase and sale of the Transferred Shares (but not, for the avoidance of doubt, any Restructuring Transactions) (including without limitation, in the case of the Registered Fund or a Non-Registered Fund, a statement of any consent or approval required from the shareholders, owners, members or partners of such Registered Fund or Non-Registered Fund with respect thereto under Applicable Laws and such Advisory Agreement), so that, assuming such scheduled consent and/or approval is obtained, such Advisory Agreement will be duly and validly authorized and approved under all Applicable Laws and the terms of any contracts, agreements and other instruments relating thereto, and such Advisory Agreement will be in full force and effect between the applicable member of the Company Group and such Client (or the investment adviser thereto, in the case of the Registered Fund or a Non-Registered Fund, if applicable) as of immediately following the Closing (and not have been breached as a result thereof); and

(vi)    The Advisory Agreement Value of such Advisory Agreement as of (A) the Base Date and (B) the Calculation Date (for purposes of delivery of the Updated Schedule 2.22(a) pursuant to this Agreement prior to Closing);

provided that (x) for presentation purposes only, (1) the AUM of a Non-Registered Fund that is attributable to an investor who has a separate fee schedule with respect to such Non-Registered Fund shall be reflected as AUM of such investor and not of such Non-Registered Fund and (2) the fee schedule of a Non-Registered Fund shall reflect the stated fee rate payable under the Advisory Agreement between the Non-Registered Fund and the Company Group and the portion of the fee schedule of a Non-Registered Fund that is attributable to an investor who has a separate fee schedule with respect to such Non-Registered Fund shall be reflected as the fee schedule of such investor and not of such Non-Registered Fund, (y) notwithstanding the immediately preceding clause (x), for purposes of determining the Advisory Agreement Value with respect to any such Non-Registered Fund or separate account Client for purposes of Sections 1.1(d), 1.1(e), 1.3 and 5.1(c), the Advisory Agreement Value of such Non-Registered Fund shall reflect (1) the total AUM of such Non-Registered Fund (including the AUM attributed to any investor referred to in the immediately preceding clause (x)(1)) (and the AUM (if any) of any such investor shall not reflect such amount so included) and (2) the fee rate actually paid by each investor therein (including the fee rate of any investor referred to in the immediately preceding clause (x)(2)) and (z) any AUM of any Non-Registered Fund that is a feeder fund shall be reflected in the AUM of the related master fund.  The AUM and associated Advisory Agreement Value with respect to a Non-Registered Fund that has a management agreement with one member of the Company Group and another management or advisory agreement with others members of the Company Group, which in each case relate to the same Non-Registered Fund, is shown once in schedule 2.22(a).

Except as specifically described in Schedule 2.22(a) of the Seller Disclosure Schedule by express disclosure thereon relating to a particular Advisory Agreement, there are no contracts, agreements, arrangements or understandings pursuant to which any member of the Company Group or any employee of the Company Group has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all management fees or charges payable by or with respect to any of the Clients set forth in Schedule 2.22(a) of the Seller Disclosure Schedule or pursuant to any of the contracts set forth in Schedule 2.22(a) of the Seller Disclosure Schedule.  As of the date hereof, no Client of the Company Group (or, in the case of a Client that is a Non-Registered Fund, an underlying investor therein) has, to the Knowledge of the Seller, notified any member of the Company Group or any employee of the Company Group (or, in the case of an investor, a Non-Registered Fund) that such Client (or investor) will reduce or withdraw any of its committed capital or adjust the fee schedule with respect to its Advisory Agreement or other contract with the Company Group (or in the case of an investor in a Non-Registered Fund, adjust the fees payable with respect to its investment)  in a manner which would reduce the fees thereunder (including after giving effect to the Closing).  No member of the Company Group provides investment management services to any Person other than pursuant to a written Advisory Agreement listed in Schedule 2.22(a) of the Seller Disclosure Schedule.

(b)           Each Client to which the Company Group provides investment management services as an “investment manager” within the meaning of Section 3(38) of ERISA and that has represented to the Company Group that it is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or Section 4975 of the Code, (ii) a person acting on behalf of such a plan or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (any such plan, person or entity, an “ERISA Client”) has been managed by the Company Group such that the Company Group in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code.  Schedule 2.22(a) of the Seller Disclosure Schedule identifies each Client that is an ERISA Client with a footnote to that effect.  Plymouth USA is a qualified professional asset manager (a “QPAM”) (as such term is used in Prohibited Transaction Class Exemption 84-14) (the “QPAM Exemption”) and, to the extent Plymouth USA has relied upon the QPAM Exemption for any transaction negotiated by or under the authority and general direction of Plymouth USA as a QPAM, the QPAM Exemption is applicable to such transaction.  Plymouth USA is not disqualified from relying on the QPAM Exemption with respect to such transactions due to the application of Section I(e) or Section I(g) of the QPAM Exemption.

(c)           Other than with respect to the Registered Fund or acting as the general partner of a Non-Registered Fund or controlling the bank accounts of or for the benefit of a Non-Registered Fund, at no time during the past five years has any member of the Company Group had “custody” of client funds within the meaning of Rule 206(4)-2 under the Advisers Act or any other similar Applicable Laws.

(d)           To the Knowledge of Seller, no Client (including, in the case of any Non-Registered Fund, any investor therein) has provided written notice to the Company Group of any dispute such Client (or investor) has with the Company Group as of the date of this Agreement, except for those disputes that would not be material to the Company Group, taken as a whole.

(e)           No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Company Group or any officer, director or employee thereof (in each case, in connection with the business of the Company Group or the Registered Fund or any Non-Registered Fund) or any Client of the Company Group (in connection with the provision of investment management services to such Client by the Company Group).

(f)            With respect to each Client, each investment made by the Company Group on behalf of such Client has been made in all material respects in accordance with such Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company Group) or pursuant to or in connection with its Advisory Agreement in effect at the time the investments were made (and, with respect to the Registered Fund and the Non-Registered Funds, each investment has been made in all material respects in accordance with such Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made), and has been held thereafter in accordance with such investment policies, guidelines and restrictions in all material respects.

(g)           The amount of AUM by the Company Group as of the Base Date of each Related Client is set forth on Schedule 2.22(g) of the Seller Disclosure Schedule, indicating with respect to each such Related Client the amount of AUM invested in any Non-Registered Fund.

The parties agree that representations and warranties set forth in this Article II shall not apply to the Restructuring Transactions or any matter related thereto or entity formed in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Seller by Buyer on or prior to the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection), Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (except for any representation or warranty which by its express terms speaks as of a particular specified date and which shall be deemed to speak only as of such specified date, regardless of whether made on the date hereof or as of the Closing), as follows:

Section 3.1             Organization.  Buyer is a corporation, duly formed and validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 3.2             Authority.  Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party has been, and the consummation by it of the transactions contemplated hereby and thereby has been, duly and validly authorized and approved by all required actions on the part of Buyer.  This Agreement and each Ancillary Agreement to which Buyer is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by Seller) this Agreement and each Ancillary Agreement to which Buyer is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3             No Violations.  Except as set forth in Section 3.4 hereof, neither the execution, delivery or performance of this Agreement and the Ancillary Agreement to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both:  (i) violate, conflict with, or result in a breach or default under the Organizational Documents of Buyer; (ii) violate any Applicable Law; or (iii) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Contract to which it is a party, or by which it or any of its properties or assets are bound, except for, in the case of clauses (ii) and (iii) of this Section 3.3, any violation, breach, conflict, default or right of termination, cancellation, payment or acceleration that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or by the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner.

Section 3.4             Consents and Approvals.  Except as required under the HSR Act or as addressed in Section 2.4 or as set forth on Annex D no consents or approvals of or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 3.5             [Intentionally Omitted.].

Section 3.6             Proceedings.

(a)           There are no Proceedings that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer or any of its Affiliates that (i) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner, or (ii) challenge the validity of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           There is no injunction, order, judgment or decree currently applicable to Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner.

Section 3.7             Investment Representations.  Buyer is an “accredited investor,” as such term is defined in Rule 501 promulgated by the SEC under the Securities Act.  Buyer is purchasing the Transferred Shares for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part.  Buyer understands that the Transferred Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Shares and is capable of bearing the economic risks of such investment.  Buyer has had an opportunity to ask questions of and receive answers from Seller and the Company Group regarding the terms and conditions of the sale of the Transferred Shares and the business, properties and financial condition of the Company Group and to obtain any additional information requested and has received.

Section 3.8             Sufficient Funds.  Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including the payments contemplated under Article I.

Section 3.9             Brokers and Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, other than any broker, finder or financial advisor the fees and expenses of which are due only from Buyer.

ARTICLE IV

COVENANTS

Section 4.1             Pre-Closing Conduct of Business by the Company Group.  During the period from the date of this Agreement and continuing through the Closing Date, except (A) as contemplated by this Agreement or any Ancillary Agreement, (B) as set forth in Schedule 4.1 of the Seller Disclosure Schedule or (C) with the prior written consent of Buyer, Seller shall (i) cause each member of the Company Group to, and shall cause the Company Group to the extent within its control to cause the Registered Fund and Non-Registered Funds, to (x) conduct its business in all material respects in the ordinary course consistent with past practice and (y) use its commercially reasonable efforts to preserve intact its business and goodwill in all material respects and (ii) not withhold consent to or otherwise prohibit the performance by the Company Group of the items listed on Annex F; provided that nothing in this Section 4.1 shall prohibit the payment of Indebtedness of the Company Group owed to Seller, whether or not then due.  Without limiting the generality of the foregoing, except (A) as contemplated by this Agreement or any Ancillary Agreement, (B) as set forth in Schedule 4.1 of the Seller Disclosure Schedule or (C) as consented to in writing by Buyer (which consent shall not be unreasonably withheld in the case of clauses (f) and (i)), Seller shall cause each member of the Company Group not to:

(a)           except as contemplated by Schedule 1.5, amend its Organizational Documents;

(b)           merge with or into or consolidate with any other Person or liquidate, dissolve or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status, or, to the extent within its control, cause or permit the Registered Fund or any Non-Registered Fund (other than, in the case of a Non-Registered Fund, any liquidation or dissolution of such Non-Registered Fund in accordance with the Organizational Documents of such Non-Registered Fund) to take any of the foregoing actions;

(c)           make any distribution or declare, pay or set aside any dividend with respect to, or issue, split, combine, redeem, reclassify, purchase or otherwise acquire, any capital stock or other equity interest in any member of the Company Group, other than cash dividends from any member of the Company Group to Seller or one of its Affiliates;

(d)           incur any Indebtedness, issue any debt securities or guarantee the Indebtedness of any other Person, except for trade payables in the ordinary course of business consistent with past practice;

(e)           sell, transfer, lease or otherwise dispose of or pledge (other than Permitted Encumbrances) any of its material assets;

(f)            initiate (without prior consultation with Buyer, whose views shall be considered in good faith) or settle or compromise any material Proceeding;

(g)           make any material change to its accounting policies, other than as required by Applicable GAAP or Applicable Law, or change its regular independent accountants;

(h)           make any material Tax election or settle and/or compromise any material Tax liability;

(i)            modify or terminate any Material Contract in any material respect or waive or cancel any rights of material value, in each case, except in the ordinary course of business consistent with past practice;

(j)            modify or terminate any of the Leases;

(k)           other than as required by Applicable Law or as required by any existing Employee Plan as of the date hereof, (i) enter into, adopt, materially amend, terminate, freeze, increase benefits under or agree to or make any award or grant under any Company Benefit Plan (or any plan that would be a Company Benefit Plan if in effect on the date hereof), (ii) take any action to accelerate any rights or benefits under any Company Benefit Plan, (iii) other than in the ordinary course of business consistent with past practice, make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of the Company Group, (iv) enter into, establish, adopt or amend any (A) collective bargaining agreement or other agreement with a labor union or labor organization or (B) other agreement, contract or enforceable understanding of any kind covering, involving or entered into with any employee, independent contractor or other party who is or has been performing work or services for the Company Group or (v) engage in any material reduction in force;

(l)            acquire any business or Person, by merger, consolidation, or otherwise, in a single transaction or a series of related transactions (other than permitted commitments for capital expenditure, which shall be governed exclusively by Section 4.1(l));

(m)          make or incur any financial commitment or capital expenditure requiring payments in excess of $500,000, other than any funding of any capital commitment to any existing or future Non-Registered Fund or separate account;

(n)           hire or terminate any employee that is designated as a “Partner” or “Principal” as of the date of this Agreement unless for cause after consultation with Buyer; or

(o)           fail to maintain at all times all insurance of the kind set forth in Schedule 2.18 of the Seller Disclosure Schedule hereto or substantially equivalent insurance with any substitute insurers.

Section 4.2             Client Consents.

(a)           Clients other than Non-Registered Funds.  If consent is required by Applicable Law or by the Advisory Agreement of any Client (other than a Non-Registered Fund) for the deemed assignment or continuation of the Advisory Agreement with such Client as a result of the consummation of the purchase and sale of the Transferred Shares, as promptly as reasonably practicable following the date of this Agreement (or, in the case of any such Client that first becomes a Client after the date hereof, the date on which such Client becomes a Client), Seller shall cause the Company Group to send a notice informing such Client of the transactions contemplated by this Agreement in such manner as is required by the terms of such Applicable Law or by such Advisory Agreement and requesting the consent of such Client to the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring Transactions).  If consent is required by Applicable Law or by the Advisory Agreement of any Client (other than a Non-Registered Fund) for the assignment of the Advisory Agreement with such Client as a result of the Restructuring Transactions (but not the consummation of the purchase and sale of the Transferred Shares), as promptly as reasonably practicable following the date of this Agreement (or, in the case of any such Client that first becomes a Client after the date hereof, the date on which such Client becomes a Client), Seller shall cause the Company Group to send a notice informing such Client of the Restructuring Transactions and requesting the consent of such Client to such assignment (provided that the parties agree that the fee rate used to determine the Advisory Agreement Value for each such Advisory Agreement at the Base Date shall be the fee used to determine the Advisory Agreement Value for each such Advisory Agreement as of the Closing and any Post-Closing True-Up Date (without regard to the actual fee rate in effect as of such date).

(b)           Certain Non-Registered Funds.  With respect to each Non-Registered Fund who is a party to such Advisory Agreement with Plymouth USA, Seller shall cause the Company Group to use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Non-Registered Fund to the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring Transactions) as and to the extent required by the terms of such Advisory Agreement and Applicable Law.  The parties agree Seller shall satisfy such commercially reasonable efforts by the delivery of written notice (x) to the general partner (or equivalent Person) or board of directors, as applicable, seeking their consent and (y) to the limited partners, shareholders or other investors of the Non-Registered Fund informing them of the proposed transactions hereunder.

(c)           In connection with obtaining the Client consents under this Section 4.2, at all times prior to the Closing, Seller shall take reasonable steps to keep Buyer informed of the status of obtaining such Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed Client consents.

(d)           Buyer shall be provided a reasonable opportunity to review all Client consent materials to be used by the Company Group prior to distribution (such consent materials to be in form and substance reasonably acceptable to Buyer).  Buyer shall reasonably cooperate with Seller and its Affiliates in connection with the obtaining of Client consents under this Section 4.2.  Following the Closing, Buyer shall, and shall cause the Company Group to, (x) use its commercially reasonable efforts to obtain any outstanding consents (including by sending follow-up notices to any Client from whom consent has not been obtained as of such date) with respect to any Applicable Closing Excluded Advisory Agreement and (y) subject to compliance with any applicable confidentiality obligations, (1) take reasonable steps to keep Seller informed of the status of obtaining such Client consents and (2) upon Seller’s request, make available to Seller copies of all such Client consents and related communications with Clients.

(e)           Without limiting the provisions of this Section 4.2, as promptly as reasonably practicable following the date hereof and prior to the Closing Date, Seller shall cause the Company Group to provide written notice to each Client (and in the case of a Non-Registered Fund, including the limited partners or other investors therein) (other than the Clients from whom consent is required pursuant to clauses (a) and (b) of this Section 4.2) informing such Client of the transactions contemplated by this Agreement, which notice shall be in form and substance reasonably acceptable to the Buyer.

(f)            Prior to Closing, without the prior written consent of Seller, none of Buyer or its Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Client, any investor in a Client, any Affiliate of a Client or any such investor or any consultant or similar Person regarding the transactions contemplated by this Agreement.

(g)           In the event that the Company Group proposes to reduce the fee rate under any Advisory Agreement in effect at the Base Date by more than 25% (or take any action that would cause such a reduction by virtue of a “most favored nations” clause or similar obligation), Seller agrees to, and to cause the Company Group to, consult with Buyer prior to agreeing to such reduction and consider the views of Buyer in good faith.

Section 4.3             Pre-Closing Access.  Between the date of this Agreement and the Closing, subject to the other provisions of this Section 4.3, Seller shall cause the Company Group to provide such access to Buyer and its representatives to such information and data relating to the Company Group, including the books and records and employees of the Company Group and such other information, Contracts and properties of the Company Group, as is reasonably requested in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  Such access shall occur only during normal business hours upon reasonable advance notice by Buyer to Seller, under the supervision of Seller’s personnel and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company Group.  Notwithstanding the obligations contained in this Section 4.3, the Company Group shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any Applicable Law, fiduciary duty or binding agreement.  All information provided or accessed under this Section 4.3 shall be subject to the terms of the Confidentiality Agreement.

Section 4.4             Post-Closing Access; Post-Closing Retention of Records; Etc.

(a)           For a period of seven (7) years following the Closing (or, if later, until conclusion of any Proceeding pending at such date), Buyer shall, and shall cause its Affiliates to, upon reasonable notice by Seller or its Affiliates to Buyer:

(i)            (A) provide to Seller and its Affiliates and their respective representatives reasonable access to their properties, information, data, books, records, employees and (subject to the terms of any required agreements with the applicable auditor) auditors, to the extent relating to the business and operations of the Company Group with respect to any pre-Closing period or matter occurring prior to the Closing (including in connection with any Proceeding arising out of any business or operations of the Company Group in which Seller or any of its Affiliates may from time to time be involved, other than with respect to (x) Proceedings involving disputes between Buyer, on the one hand, and Seller, on the other hand, and (y) the preparation and audit of any financial statements or Tax Returns (which, for the avoidance of doubt, shall be governed by the provisions in Article VII)) and (B) subject to Section 4.5(b), permit Seller and its Affiliates and their respective representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request; and

(ii)           (A) make available to Seller and its Affiliates and their respective representatives, the officers, employees and representatives of the Company Group to provide reasonable assistance and co-operation in the review of information described in this Section 4.4(a) and (B) cooperate with Seller and its Affiliates and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary in connection with any Proceeding arising out of any business or operations of the Company Group in which Seller or any of its Affiliates are or may from time to time be involved, other than with respect to Proceedings involving disputes between Buyer, on the one hand, and Seller, on the other hand;

provided that any access or cooperation pursuant to this Section 4.4(a) shall not unreasonably interfere with the conduct of the business of the Company Group and shall occur only during normal business hours upon reasonable advance notice by Seller to Buyer, under the supervision of Buyer’s personnel.  Notwithstanding the obligations contained in this Section 4.4(a), Buyer shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or similar legal privilege of it or its Affiliates or contravene any Applicable Law, fiduciary duty or binding agreement.  All information provided or accessed under this Section 4.4 shall be subject to the terms of Section 4.5.  Seller shall bear any reasonable out-of-pocket costs incurred by Buyer or the Company Group in providing the access and cooperation required by this Section 4.4(a).

(b)           Following the Closing, Buyer shall, and shall cause its Affiliates to, retain true and complete originals or copies of the books and records and other information and data, including personnel records, of the Company Group and its business and operations with respect to pre-Closing periods in accordance with the document retention policies of Buyer and its Affiliates, but in no event for less than so long as required by Applicable Law.

Section 4.5             Confidentiality; Announcements.

(a)           The parties agree that, notwithstanding the terms of the Confidentiality Agreement, the Confidentiality Agreement shall not terminate upon the execution by Buyer and Seller of this Agreement.  The parties further agree (i) to be bound by and comply with the provisions set forth in the Confidentiality Agreement (as such provisions are modified by the preceding sentence), which provisions (as so modified) are hereby incorporated herein by reference, and (ii) that the Confidentiality Agreement shall not terminate before, but shall terminate upon, the Closing.

(b)           Seller shall, and shall use reasonable best efforts to cause its Affiliates and its and their respective officers, directors, employees, consultants, agents and advisors to, keep confidential, and not use in connection with any Restricted Activity, any and all information in its possession (i) relating to Buyer or its Affiliates that becomes known to Seller as a result of the transactions contemplated by this Agreement, except as otherwise agreed in writing by Buyer or (ii) during the period in which Buyer is required to provide access or information to Seller and its Affiliates pursuant to Section 4.4 and for five (5) years thereafter relating to the Company Group, the Registered Fund, any Non-Registered Fund or any other Client.  Notwithstanding the foregoing sentence, Seller shall not be prevented from disclosing any such information in accordance with any requirement of Applicable Law or administrative or regulatory process; provided, that unless legally restricted from doing so, Seller shall first inform Buyer of its intention to disclose such information so that Buyer may seek an appropriate protective order and/or waive compliance with this Section 4.5(b).  In the event of a breach of the obligations in this Section 4.5(b) by Seller, in addition to all other remedies, Buyer will be entitled to injunctive relief to enforce the provisions of this Section 4.5(b).  Notwithstanding the foregoing, this Section 4.5(b) shall not restrict the use or disclosure of information that (i) becomes generally available to the public, other than by reason of the breach of this Section 4.5(b), or is obtained from a third party and such third party was not known to the recipient to be subject to a confidentiality obligation to the Company Group or (ii) to the extent such information was obtained by Seller or its Affiliates or its or their respective officers, directors, employees, consultants, agents and advisors as a result of the activities of Seller and its Affiliates in the course of ongoing commercial relationships between Seller and its Affiliates (and/or any client thereof), on the one hand, and the Company Group, the Registered Fund and the Non-Registered Funds, on the other, following the Closing.

(c)           During the five (5) year period following the Closing Date, Buyer shall, and shall use reasonable best efforts to cause the Company Group and its and their respective officers, directors, employees, consultants, agents and advisors to, keep confidential any and all information in its and their possession relating to Seller and Northwestern Mutual and their Affiliates (other than the Company Group) and any clients and customers of Seller and its Affiliates (other than the Company Group), except as otherwise agreed in writing by Seller or Northwestern Mutual (as applicable).  Notwithstanding the foregoing sentence, Buyer shall not be prevented from disclosing any such information in accordance with any requirement of Applicable Law or administrative or regulatory process; provided, that unless legally restricted from doing so, Buyer shall first inform Seller or Northwestern Mutual (as applicable) of its intention to disclose such information so that Seller or Northwestern Mutual (as applicable) may seek an appropriate protective order and/or waive compliance with this Section 4.5(c).  In the event of a breach of the obligations in this Section 4.5(c) by Buyer, in addition to all other remedies, Seller and Northwestern (as applicable) will be entitled to injunctive relief to enforce the provisions of this Section 4.5(c).  Notwithstanding the foregoing, this Section 4.5(c) shall not restrict the use or disclosure of information that (i) becomes generally available to the public, other than by reason of the breach of this Section 4.5(c), or is obtained from a third party and such third party was not known to the recipient to be subject to a confidentiality obligation to Seller or Northwestern Mutual or (ii) to the extent such information was obtained by Buyer or its Affiliates or its or their respective officers, directors, employees, consultants, agents and advisors as a result of the activities of Buyer and its Affiliates in the course of ongoing commercial relationships between Seller and its Affiliates (and/or any client or customer thereof), on the one hand, and the Company Group, the Registered Fund and the Non-Registered Funds, on the other, following the Closing.

(d)           Seller and Buyer shall, and shall cause their respective Affiliates to, consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, and no such press release or other public disclosure shall be made without the consent of each of parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that any party may make such disclosure to the extent required by Applicable Law or the rules of any applicable stock exchange (and, unless prohibited by Applicable Law, such party shall provide prompt written notice to the other party of any such required disclosure).

Section 4.6             Regulatory Matters; Third Party Consents.

(a)           The parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The parties hereto agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement; provided that neither this Section 4.6(a) nor any other provision of this Agreement shall require Buyer or any of its Affiliates to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses (or otherwise take or commit to take any action that limits the freedom of action with respect to, or its ability to retain, any businesses, product lines, or assets).  Each party hereto (the “Reviewing Party”) will have the right to review in advance, and the other party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement (provided that the Filing Party providing such information shall be entitled to redact any information in such filing or written materials which is reasonably likely to be confidential and/or commercially sensitive to such Filing Party and/or its Affiliates).  The parties hereto agree that they will keep the other parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein.  This Section 4.6(a) shall not apply to the obtaining of consents or approvals from or the sending of notices to Clients (or investors therein), which shall be governed exclusively by Section 4.2.

(b)           Each party to this Agreement shall promptly advise the other party upon receiving any communication from any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby or thereby.

(c)           Prior to the Closing, Seller shall, and shall cause the Company Group to, reasonably cooperate with Buyer’s efforts to obtain such non-Client consents as may be reasonably requested by the Buyer in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.7             Expenses.  Seller shall bear the fees, costs and expenses of it and its Affiliates incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including legal, accounting and financial advisors), except, in the case of any fees, costs and expenses of the Company Group, to the extent reflected on the Final Closing Balance Sheet.  Buyer shall bear the fees, costs and expenses of it and its Affiliates incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including legal, accounting and financial advisors), including the costs and expenses contemplated by Section 4.8(b).

Section 4.8             Financial Information.

(a)           Between the date hereof and the Closing Date, Seller shall provide (or cause to be provided) to Buyer, within twenty (20) Business Days following the end of each calendar month, or, if later, as promptly as practicable after the same are available to Seller, copies of any regularly prepared monthly financial information of the Company Group.

(b)           Between the date hereof and the Closing Date, Seller shall, and shall cause its Affiliates to, provide Buyer and its representatives reasonable access to all books and records and other financial and accounting information relating to the members of the Company Group and, subject to the terms of any required agreements with the applicable outside accountants, including the work papers of Seller’s and the Company Group members’ outside accountants, for the purpose of preparing audited consolidated financial statements of the Company Group for the twelve-month periods ended December 31, 2008 and 2009.  In furtherance of the foregoing, subject to the terms of any required agreements with the applicable outside accountants, Seller shall request its outside accountants to cooperate with (including by making their work papers and personnel available to) Buyer and its representatives in connection with the foregoing.  The costs and expenses of PricewaterhouseCoopers incurred by Seller and the Company Group in connection with the foregoing shall be borne by Buyer.

Section 4.9             Efforts of Parties to Close.

(a)           During the period from the date of this Agreement through the Closing, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable following the date of this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions.

(b)           Prior to the Closing, Seller shall, and shall cause the Company Group to, take such actions as are necessary to transfer the ownership of all of the outstanding equity interests of Bowman GP Ltd to one of the members of the Company Group.

(c)           Seller shall use its commercially reasonable efforts to cause each director of a Transferred Entity or other member of the Company Group that is an employee of Seller or its Affiliates (other than the Company Group) to deliver a letter of resignation in respect of such directorships prior to the Closing in form and substance reasonably acceptable to Buyer, with such resignation to be effective no later than the Closing.  Seller shall provide copies of such letters of resignation to Buyer prior to the Closing.

Section 4.10           Further Assurances.  Each party to this Agreement shall, and shall cause its Affiliates to, at the request of any other party, at any time and from time to time following the Closing, execute and deliver to the requesting party such further customary instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement and the Ancillary Agreements.

Section 4.11           No Solicitation.  During the period from the date hereof continuing through the Closing, Seller shall not, and shall cause its Affiliates and its and their respective directors, officers, partners, shareholders, owners, employees, and (to the extent within its control) representatives and agents not to, directly, or indirectly, solicit, encourage, assist or initiate or engage in discussions or negotiations with, provide any information to, or enter into any agreement or transaction with any Person (other than Buyer and its Affiliates and their respective representatives) concerning any acquisition by such Person of any member of the Company Group or any of their respective material assets.

Section 4.12           Employee Benefits.

(a)           As of the Closing, except in the case of the Equity-Based Plans to the extent provided therein, the employees of the Company Group shall cease to be covered under all Seller Plans.

(b)           Seller shall cause the payments described on Schedule 4.12(b) of the Seller Disclosure Schedule to be made to the individuals referenced therein, and shall cause the other actions described on Schedule 4.12(b) of the Seller Disclosure Schedule to be taken, in each case, at the times set forth therein.

(c)           No provision of this Agreement shall create any third party beneficiary rights in any employee, former employee or independent contractor (including any beneficiary or dependent thereof) in respect of continued employment by Seller, Buyer or otherwise.  Nothing herein shall be construed (i) as a guarantee of continued employment for any period of time to any employee of the Company Group, (ii) to prohibit Buyer or any member of the Company Group from having the right to terminate the employment of any employee or independent contractor of the Company Group for any reason, (iii) to prevent the amendment, modification or termination of any employee benefit plan, program or arrangement sponsored, maintained or contributed to by Buyer, any member of the Company Group or any of their respective Affiliates after the Closing (the “Buyer Plans”) as long as Buyer complies with its obligations hereunder or (iv) to constitute an amendment to any Buyer Plan.  Following the Closing, Buyer, the Company Group and their respective Affiliates (as applicable) shall be responsible for all severance obligations, if any, under the Company Benefit Plans, with respect to any termination of employment of any employee of any member of the Company Group.

Section 4.13           Insurance Matters.

(a)           Prior to the Closing, Seller shall, or shall permit the Company Group to, acquire a six-year prepaid “tail policy” for the professional and executive liability policy in effect on the Closing Date, which will be effective as of the Closing, providing for $40,000,000 of coverage and otherwise on terms and conditions no less favorable to the Company Group than the terms of the existing errors and omissions insurance policy covering the Company Group  (the “Tail Policy”).  Seller shall bear the first $200,000 of the cost of the Tail Policy and Seller and Buyer shall each bear fifty percent (50%) of the cost of the Tail Policy in excess of $200,000 (which in the case of Buyer’s share shall be shown as a Current Asset on the Estimated Closing Balance Sheet and Final Closing Balance Sheet).

(b)           From and after the Closing, Seller shall use commercially reasonable efforts to take such actions as are necessary to cause the insurance policies identified on Schedule 4.13(b) of the Seller Disclosure Schedule to continue to provide the same coverage to the Company Group with respect to acts, omissions, and events occurring prior to the Closing in accordance with their terms.  Seller shall cooperate with any reasonable request of Buyer in connection with any claim made by Buyer or the Company Group under the policies identified on Schedule 4.13(b) of the Seller Disclosure Schedule with respect to any act or omission occurring prior to Closing.

Section 4.14           Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of the occurrence of any event of which it has knowledge that will result in any of the conditions set forth in Article V of this Agreement becoming incapable of being satisfied.

Section 4.15           Affiliate Agreements.  Except as set forth in Schedule 4.15 of the Seller Disclosure Schedule, effective at the Closing, all Affiliate Agreements shall be terminated without any further right, obligation or liability of any Person thereunder.

Section 4.16           Real Estate Matters.

(a)           [Intentionally Omitted].

(b)           From the date hereof through the Closing, Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to (i) cause the superior landlord and the landlord of Norfolk House (5th Floor and 6th Floor) (the “UK Property”) to enter into a new lease directly with Plymouth UK (or one of its Subsidiaries) (the “UK Direct Lease”), to be effective at the Closing, on terms substantially identical to the terms of the existing lease with respect to the UK Property.  In the event that the landlord will not enter into a new lease with respect to the UK Property, then Buyer and Seller shall cooperate and negotiate in good faith to enter into a sublease (the “UK Sublease”) with respect to the UK Property, to be effective at the Closing, between Seller and Plymouth UK (or one of its Subsidiaries) on terms substantially identical to the terms of the existing lease with respect to such space and such other terms as are customary for a sublease or otherwise mutually agreed by Seller and Buyer, and shall use their respective commercially reasonable efforts to cause the superior landlord and landlord to consent to such sublease.

(c)           Effective at the Closing, Buyer shall cause all of the employees of the Company Group who occupy the New York office of Seller and any other premises owned or leased by Seller or its Affiliates (other than the Company Group) to vacate such locations (other than the UK Property).

Section 4.17           Names of Members of the Company Group; Transitional Use of Certain Trademarks.

(a)           Buyer acknowledges and agrees that all right, title and interest in and to the Seller Trademarks are owned exclusively by Seller or its Affiliates.  Except as provided in Section 4.17(b), from and after the Closing, Buyer shall not use, and shall cause the Company Group not to use, the names “Frank Russell,” “Russell Investments” or “Russell” or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators (“Trademarks”) that contain or comprise any Trademark owned or used by Seller or any of its Affiliates prior to the Closing (“Seller Trademarks”) (other than those Trademarks set forth on Schedule 2.17(a) of the Seller Disclosure Schedule that are owned by the Company Group) or any Trademark confusingly similar thereto.  In furtherance of the foregoing, promptly following the Closing, Buyer shall, and shall cause the Company Group to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Company Group, including, without limitation, any business cards, schedules, stationery, packaging materials, displays, signs, sales, marketing and promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Notwithstanding the forgoing, nothing in this Section 4.17(a) shall preclude the Company Group from making any reference to the Seller Trademarks in internal historical, tax, employment or similar records or for purposes of prospectus and similar disclosures describing the historical relationship of the Company Group, the Registered Fund and the Non-Registered Funds with Seller and its Affiliates.

(b)           To the extent the Seller Trademarks are used by the Company Group on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (“Marked Materials”), the Company Group may use such Marked Materials after the Closing without altering or modifying such Marked Materials for a transitional period not to exceed one hundred eighty (180) days; provided that (i) no member of the Company Group shall use such trademarks, service marks, brand names or trade, corporate or business names in any other manner during the time thereafter and (ii) no member of the Company Group shall reorder any Marked Materials after the Closing Date.  The foregoing permitted use is subject to (A) compliance by the Company Group with the quality control requirements and guidelines in effect for the Seller Trademarks as of the Closing Date and (B) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such materials used by the Company Group identifying in a readily observable manner that the Company Group is no longer an Affiliate of Seller.  Buyer shall indemnify and hold Seller harmless from and against any liabilities, obligations, losses or damages arising from the use of such Marked Materials after the Closing Date (other than, with respect to any use of such Marked Materials after the Closing Date that is substantially identical to use of such Marked Materials prior to the Closing Date, any such liabilities, obligations, losses or damages resulting from a breach of third party intellectual property rights).

Section 4.18           Non-Compete.

(a)           During the period beginning immediately following the Closing and ending on the thirty-six (36) month anniversary of the Closing Date (the “Restricted Period”), Northwestern Mutual and Seller shall not, and shall cause their respective controlled Affiliates (each, a “Covered Person”) not to, directly or indirectly (in any capacity, on behalf of itself or any other Person, including without limitation through direct or indirect ownership of or beneficial interest in any Person), engage in any Restricted Activity.  For the purposes of this Section 4.18, Northwestern Mutual’s controlled Affiliates shall not include Seller or its controlled Affiliates.

(b)           Notwithstanding anything in Section 4.18(a) to the contrary, Northwestern Mutual, Seller and any of their respective Covered Persons may, during the Restricted Period, acquire any Person (a “Target”) the business of which includes operations that involve the Restricted Activities (i) if the revenues from the Restricted Activities of the applicable Target do not exceed fifteen percent (15%) of the consolidated annual revenues of the applicable Target (in each case, based on an average of the most recently completed three years preceding such acquisition) or (ii) if the revenues from the Restricted Activities are greater than fifteen percent (15%) but not more than thirty-five percent (35%) of the consolidated annual revenues of the Target (in each case, based on an average of the most recently completed three years preceding such acquisition) (an “Acquired Competitive Business”); provided that in the event of such acquisition pursuant to clause (ii) of this Section 4.18(b), Northwestern Mutual or Seller (as applicable) shall, or shall cause their applicable Covered Persons to, comply with the procedures set forth in Schedule 4.18(b) of the Seller Disclosure Schedule.

(c)           Notwithstanding anything to the contrary in this Section 4.18, for the avoidance of doubt, the obligations of Seller and its Covered Persons under this Section 4.18 shall terminate and be of no further force and effect upon the occurrence of a Change of Control of Seller or any such Covered Person.

Section 4.19           Non-Solicitation of Employees.

(a)           During the period beginning immediately following the Closing and ending on the thirty-six (36) month anniversary of the Closing Date, Northwestern Mutual and Seller shall not, and Northwestern Mutual and Seller shall cause their respective Covered Persons not to solicit or hire for employment any individual (x) in the case of Northwestern Mutual and its Covered Persons, who is identified in Schedule 4.19(a) of the Seller Disclosure Schedule or (y) in the case of Seller and its Covered Persons, who, at the Closing, is a partner in, officer of, or investment professional employed or engaged by, the Company Group; provided that nothing herein shall prohibit Northwestern Mutual, Seller or their respective Covered Persons from (i) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice or hiring any Person as a result of such general solicitation or (ii) soliciting or hiring any individual whose employment with the Company Group is terminated, but only beginning six (6) months following such termination.  For the purposes of the defined term “Covered Person,” when used in this Section 4.19, Northwestern Mutual’s controlled Affiliates shall not include Seller or its controlled Affiliates.

(b)           During the period beginning immediately following the Closing and ending on the thirty-six (36) month anniversary of the Closing Date, Buyer shall cause the Company Group and each of its Covered Persons not to, solicit or hire for employment any individual who, at the Closing, is a partner in, officer of, or investment professional employed or engaged by, Seller or its controlled Affiliates; provided that nothing herein shall prohibit any member of the Company Group from (i) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice or hiring any Person as a result of such general solicitation or (ii) soliciting or hiring any individual whose employment with the Seller or its Subsidiary is terminated, but only beginning six (6) months following such termination.

Section 4.20           EQT Commitment.

(a)           The parties acknowledge and agree that no later than 5 Business Days after the final closing of Pantheon Global Infrastructure Fund (“PGIF”) a portion of Pantheon Ventures (Guernsey) Limited’s (“PV (Guernsey)” commitment of €30,800,000 (the “EQT Commitment”) to EQT Infrastructure (No. 1) Limited Partnership (“EQT”) in an amount equal to the lesser of (i) the product of (A) (1) the aggregate commitments to PGIF at the final closing of PGIF times 0.75, divided by (2) seven, multiplied by (B) the applicable rate of exchange for conversion of US$ into Euro appearing in the Financial Times on the EQT Transfer Date or (ii) such lesser amount as PV (Guernsey) shall in its sole discretion determine (such amount, the “Transferred EQT Commitment”) shall be transferred to PGIF.  In connection therewith, Seller (prior to the Closing) and Buyer (after the Closing) shall (i) cause the Company Group and PGIF to implement such transfer pursuant to which PGIF will irrevocably and unconditionally assume all obligations in respect of the Transferred EQT Commitment and (ii) no later than the effective date of such transfer (the “EQT Transfer Date”), cause the Company Group to cause PGIF to pay, or cause to be paid, to Seller an amount equal to the PGIF Assumed Funded Amount.  The portion of the EQT Commitment that has been funded through the EQT Transfer Date shall be allocated between the Transferred EQT Commitment (such amount allocated to the Transferred EQT Commitment, the “PGIF Assumed Funded Amount”) and the portion of the EQT Commitment not transferred pursuant to this Section 4.20(a) (the “Retained EQT Commitment”) in the same proportion as the Transferred EQT Commitment bears to the total EQT Commitment.

(b)           The Company Group will use its commercially reasonable efforts to (i) no later than the EQT Transfer Date, obtain the consent of EQT to the transfer of the Retained EQT Commitment from PV (Guernsey) to Seller for no consideration payable by the Company Group and (ii) prior to the date of such transfer, at the request of Seller, arrange for the sale of all or a portion of the Retained

EQT Commitment to one or more third parties on terms acceptable to Seller (provided that if Seller requests the Company Group to arrange for the sale of the Retained EQT Commitment, the sole obligation of the Company Group with respect to the Retained EQT Commitment will be to deliver to Seller such proceeds of such sale, net of the costs of conducting such sale, as may be obtained in such sale).  In furtherance thereof, Seller (prior to the Closing) and Buyer (after the Closing) shall cause the Company Group to comply with this covenant and each of them shall cooperate with any reasonable request of the Company Group or each other in connection therewith.  For the avoidance of doubt, from and after the effective date of any such transfer described in the immediately preceding clause (i) or clause (ii), any obligations of Seller in respect of the Retained EQT Commitment shall not be the subject of Schedule 1.5 or Schedule 1.6.

(c)           Solely in the event that the Retained EQT Commitment has not been transferred to Seller or to a third party pursuant to Section 4.20(b), any amounts that are required to be contributed to EQT by PV (Guernsey) (which amounts, after the EQT Transfer Date, shall be in respect of the Retained EQT Commitment only) shall be treated in the same manner as set forth in Schedule 1.5(b) so that the funding of the Retained EQT Commitment and receipt of economics in respect thereof shall be accomplished via the Retained Capital Interest in PV (Guernsey).

(d)           The parties acknowledge and agree that the letter agreement, dated March 21, 2008, by and between PV (Guernsey) and Seller related to the EQT Commitment shall terminate as of the EQT Transfer Date without any further action by the parties (or the Company Group) and shall have no further force or effect.  Prior to such termination, Seller shall comply with its funding obligations thereunder.

(e)           The parties acknowledge that Seller and PV (Guernsey) intend to enter into a letter agreement providing for the transfer of the applicable portion of the EQT Commitment to Seller.  Following execution of such letter agreement, the parties will negotiate in good faith any amendments to this Section 4.20 necessary to address the terms of such letter agreement.  In addition, in connection with transfer of the EQT Commitment, Seller shall reimburse PV (Guernsey) (i) for a proportionate amount (based on the relative sizes of the Retained EQT Commitment and the Transferred EQT Commitment) of the expenses originally incurred by PV (Guernsey) in respect of its initial subscription to EQT and (ii) for the reasonable out-of-pocket expenses incurred by PV (Guernsey) in preparing and/or negotiating such transfer of the EQT Commitment to Seller (including negotiation of documentation relating thereto).

Section 4.21           Management Letter Agreement.  Buyer shall (a) not waive, modify or fail to enforce the Management Letter Agreement if such waiver, modification or failure to enforce would delay or cause any Closing conditions not to be satisfied or otherwise have an adverse effect on the consummation of the transactions contemplated by this Agreement, except, in any case, with the prior written consent of the Seller, (b) not breach (or cause or permit the AMG Partner (as defined in the Management Letter Agreement) or the LLP (as defined in the

Management Letter Agreement) to breach) the Management Letter Agreement and (c) take or cause the AMG Partner or the LLP to take or, in the case of the conditions in Section 4 of the Management Letter Agreement relating to termination of employment and board directorships (if any),use reasonable best efforts to take, such actions as are necessary to cause the satisfaction of the conditions in Section 4 of the Management Letter Agreement.

Section 4.22           Restructuring Transactions.  (a) Prior to the Closing, Seller shall, and shall cause the Company Group to, cooperate with any reasonable request of Buyer in order to permit the Restructuring Transactions to be effected in the manner contemplated by Annex C.  Without limiting the foregoing, Seller shall (i) take such actions as are reasonably requested by Buyer in connection with the formation of Persons contemplated by Annex C, (ii) permit the use by such Persons of the Pantheon name in the corporate or other entity name of such Person and (iii) provide such assistance as is reasonably requested by Buyer in connection with the registration of such Persons as investment advisors under the Investment Advisors Act and the comparable requirement of other jurisdictions in each case as Buyer may reasonably request (but otherwise not use such names or hold these entities out to the public as conducting any business).  Buyer shall bear any reasonable out-of-pocket costs incurred by Seller in providing the cooperation required by this Section 4.22(a).

(b)           Prior to the Closing, Buyer shall cause each of the Persons contemplated by Annex C to be formed in accordance with the laws of the applicable jurisdictions.

Section 4.23           Disclosure.  At such time and to the extent required by Applicable Law, Seller shall, and shall cause the Company Group, to supplement the disclosure in applicable private placement memoranda or similar offering documents of all the Non-Registered Funds being marketed as of the date hereof and the Registered Fund to inform investors of the transactions contemplated by this Agreement.

Section 4.24           Separation Costs.  Seller shall provide, or shall cause its Affiliates or third party service providers to provide, all reasonable assistance in connection with the orderly separation of the Company Group from Seller’s systems and technology and the establishment by the Company Group of replacement systems and technology and such other separation steps pursuant to the principles set forth on Annex G (the “Separation Steps”).  Buyer and Seller agree that it is the intention of the parties that the Separation Steps be completed as soon as commercially practicable following the Closing and in any event not later then the six-month anniversary of the Closing.  From the date hereof through the Closing, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to (i) review and (to the extent necessary) amend the anticipated Separation Steps to ensure that the Separation Steps reflect the necessary steps needed to implement the separation of the Company Group from Seller’s systems and technology Separation Steps and (ii) review the anticipated Separation Costs to ensure that such costs reflect the parties good faith determination of the nature and amount of such costs necessary to complete the Separation Steps, and each of them shall agree to amend Annex G to the extent necessary to reflect the foregoing (such agreement not to be unreasonably withheld).  Buyer and Seller shall in good faith make available, and shall cause their respective controlled Affiliates to make available, to the other its personnel reasonably needed to facilitate such orderly transfer and shall provide all documentation, reports, data and other information within their control reasonably required in connection therewith. Each of Buyer and Seller shall bear fifty percent (50%) of the aggregate third-party costs of Buyer and Seller relating to the Separation Steps as reflected on Annex G (the “Separation Costs”), and each of them shall promptly reimburse the other upon request for such costs to be borne by them (and such costs incurred but not reimbursed prior to Closing shall be reflected as a Current Asset or Current Liability (as applicable)).

ARTICLE V

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 5.1             Mutual Conditions.  The obligation of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

(a)           (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated hereby;

(b)           Any applicable waiting period under the HSR Act or other Applicable Laws relating to antitrust with respect to the transactions contemplated hereby shall have expired or been terminated;

(c)           Seller shall have obtained Consents (which remain in effect as of the Closing) with respect to Advisory Agreements having an aggregate Advisory Agreement Value (calculated as of the Closing) equaling at least eighty percent (80%) of the Base Fees; and

(d)           The consents and approvals set forth in Annex D shall have been obtained and remain in full force and effect.

Section 5.2             Conditions to the Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a)           The representations and warranties of Seller (i) contained in Section 2.8(b) shall be true and correct in all respects in each case on the date hereof and on the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date, (ii) contained in Sections 2.1,

2.2, 2.5, 2.6, 2.21 and 2.22(a) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true in all respects after giving effect to such qualifiers) in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct only as of such specific date); provided, however, that the representation in Section 2.22(a) shall also be made (and shall be true and correct in all material respects) with respect to AUM and Advisory Agreements in effect as of a date which is no more than four (4) Business Days prior to the Closing (the “Calculation Date”), as reflected in Updated Schedule 2.22(a) containing all of the information required by Section 2.22(a) (but set forth as of the Calculation Date instead of as of the Base Date) and delivered by Seller to Buyer at least three (3) Business Days prior to the Closing; and (iii) set forth in Article II (other than Section 2.8(b)) and Article VII of this Agreement shall be true and correct in all respects (determined without regard to any qualifications as to materiality or Company Material Adverse Effect), except, in the case of this clause (iii), for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect, in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct only as of such specific date);

(b)           Seller shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)           An appropriate senior officer of Seller shall have delivered to Buyer a certificate dated as of the Closing Date signed by him on behalf of Seller confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 5.2;

(d)           Buyer shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(a);

(e)           The Access Agreement and the Transition Services Agreement shall remain in full force and effect and shall not have been breached by any party thereto (other than Buyer);

(f)            Plymouth UK shall have entered into (i) the UK Sublease or (ii) the UK Direct Lease; and

(g)           (i) Each Designated Partner shall be employed by the Company Group as of the Closing on a full-time basis (except for any failure of no more than two Designated Partners to be so employed as a result of death or disability) and

(ii) no Designated Partner (other than, for the avoidance of doubt, no more than any two of them due to their death or disability) shall have provided notice to Buyer and Seller (that has not been revoked prior to Closing) that he does not intend to execute the LLP Agreement (as defined in the Management Letter Agreement) (and at the time of such notice Buyer is not in breach of Section 4.21(b) or (c)).

Section 5.3             Conditions to the Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Seller:

(a)           The representations and warranties of Buyer (i) contained in Sections 3.1, 3.2 and 3.8 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality or material adverse effect, which representations and warranties as so qualified shall be true in all respects) in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct only as of such specific date); and (ii) set forth in Article III of this Agreement shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality or material adverse effect), except, in the case of this clause (ii) for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to comply with its obligations hereunder in a timely manner, in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct only as of such specific date);

(b)           Buyer shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)           Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer thereof confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 5.3;

(d)           The Access Agreement and the Transition Services Agreement shall remain in full force and effect and shall not have been breached by any party thereto (other than Seller);

(e)           Seller shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(b).

Section 5.4             Frustration of Closing Conditions.  Neither Seller, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by its breach of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1             Termination.

(a)           This Agreement may be terminated prior to the Closing as follows:

(i)            by written consent of each party hereto;

(ii)           by either party hereto, if any order of any Governmental Authority refusing approval or permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(iii)          by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.1 or 5.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date;

(iv)          by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.1 or 5.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date; or

(v)           by Seller or Buyer if the Closing does not occur by the close of business on the five-month anniversary of the date hereof (the “Termination Date”); provided that, notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (v) if it is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the Termination Date and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date.

(b)           The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 6.2.

Section 6.2             Survival after Termination.  If this Agreement is terminated in accordance with Section 6.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 4.5(b), 4.5(d), 4.7 and this Section 6.2 and Article IX, and except that the Confidentiality Agreement as modified by Section 4.5(a) shall remain in effect in accordance with its terms.  Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1             Tax Representations.  Except as set forth in a correspondingly labeled section of the Seller Disclosure Schedule (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except for any representation or warranty which by its express terms speaks as of a particular specified date and which shall be deemed to speak only as of such specified date, regardless of whether made on the date hereof or as of the Closing), as follows:

(a)           Each member of the Company Group has (i) timely filed all income and other material Tax Returns required to be filed by or with respect to it (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid all material Taxes required to be paid which are due and payable other than such Taxes that are being contested in good faith by appropriate proceedings for which adequate provision has been made in accordance with GAAP in the Plymouth Financial Statements.

(b)           No member of the Company Group is the subject of any audit for any material amount of Taxes of any member of the Company Group, no Governmental Authority has given written notice of any intention to carry out any audit or assert any deficiency or claim for additional Taxes against any member of the Company Group, no claim in writing has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against any member of the Company Group have been fully and timely paid, settled or properly reflected in the Plymouth Financial Statements.

(c)           There are no outstanding written agreements or waivers extending or waiving the statutory period of limitations applicable to any claim for, or the collection or assessment or reassessment of, Taxes of any member of the Company Group and no request for any such extension or waiver is currently pending.

(d)           The members of the Company Group have complied in all respects with all Applicable Laws relating to the payment and withholding of Taxes and Tax information reporting.

(e)           There are no Encumbrances for Taxes upon the assets or properties of any member of the Company Group except for Permitted Encumbrances for which appropriate reserves have been established in the Plymouth Financial Statements in accordance with GAAP.

(f)            No member of the Company Group was a member of any affiliated group filing a consolidated federal income Tax Return (other than the group of which The Northwestern Mutual Life Insurance Company is the common parent) for any taxable year for which the assessment of Taxes has not expired pursuant to the relevant statutes of limitations, or has any liability for Taxes of any Person (other than members of the affiliated group of which The Northwestern Mutual Life Insurance Company is the common parent) under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise.

(g)           No member of the Company Group is a party to any Tax indemnity, allocation or sharing agreement, contract or arrangement, including any group payment arrangement entered into pursuant to Section 36 of the Finance Act 1998 (collectively, “Tax Sharing Agreements”) with any Person other than obligations in customary agreements with third parties entered into in the ordinary course of business.

(h)           No member of the Company Group has (A) participated in any reportable  transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(i)            No member of the Company Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no member of the Company Group is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(j)            Any adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

(k)           No member of the Company Group has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(l)            All transactions between members of the Company Group, or between any member of the Company Group and any current or past member of the Remaining Group (within the meaning of Annex B), have been on terms determined in accordance with a transfer pricing methodology established in 2002 based on the advice of KPMG.

(m)          Each member of the Company Group is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No member of the Company Group is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(n)           No transaction in respect of which any consent, ruling, confirmation or clearance (each a ruling) was required or sought from any Taxing Authority (including HM Treasury) has been entered into or carried out by any member of the Company Group without such ruling having been properly obtained and all information supplied to any Taxing Authority in connection with any such ruling fully and accurately disclosed all facts and circumstances material to the giving of such ruling.  Any transaction for which such ruling was obtained has been carried out only in accordance with the terms of such ruling and the application on which the ruling was based and at a time when such ruling was valid and effective.  No facts or circumstances have arisen since any such ruling was obtained which would cause the ruling to become invalid or ineffective.

(o)           None of the non-U.S. members of the Company Group has made an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or similar election under any comparable provision of state, local or foreign Tax law.

(p)           No Taxing Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Tax affairs of any member of the Company Group.

The parties agree that foregoing representations and warranties shall not apply to the Restructuring Transactions or any matter related thereto or any entity formed in connection therewith.

Section 7.2             Preparation of Plymouth USA Tax Returns and Payment of Plymouth USA Taxes.

(a)           Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns of Plymouth USA and any of its Subsidiaries required to be filed for all Pre-Closing Tax Periods.  Seller shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Applicable Law.  Seller shall deliver any such Tax Return to Buyer for its review at least thirty (30) days before the date (including extensions) on which such Tax Return is required to be filed provided, however, that Seller shall not be required to provide Buyer with any consolidated Tax Return of the group the parent of which is the Northwestern Mutual Life Insurance Company.  In the case of any such Tax Return that requires the signature of any officer or employee of Plymouth USA or any of its Subsidiaries after the Closing, Seller shall provide a copy of such Tax Return to Buyer and Buyer shall cause such officer or employee to sign such Tax Return and Buyer shall return such Tax Return to Seller no later than two (2) Business Days after receipt thereof, provided, however, that Buyer shall only be required to cause any such Tax Return to be signed if such Tax Return is prepared in a manner consistent with past practice unless otherwise required by Applicable Law.  To the extent permitted by Applicable Law and if consistent with past practice, Seller shall include Plymouth USA and any of its Subsidiaries in the consolidated, combined, unitary or similar Tax Returns filed by Seller or its Affiliates for such Pre-Closing Tax Periods.  Seller shall timely pay or cause to be paid to the applicable Taxing Authority all Taxes shown to be due on such Tax Returns.  No later than ten (10) days prior to the due date (including extensions) of such Tax Returns, including at any time payments of estimated Taxes are due, Buyer shall pay Seller for any amounts shown on the Final Closing Balance Sheet (or the worksheets thereto) as a liability for Taxes with respect to such Pre-Closing Tax Periods.

(b)           Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of Plymouth USA and any of its Subsidiaries required to be filed for all Post-Closing Tax Periods and Straddle Periods, and shall timely pay or cause to be paid to the applicable Taxing Authority all Taxes shown to be due on such Tax Returns.

(c)           Tax Returns prepared pursuant to Section 7.2(b) relating to Straddle Periods shall be prepared in a manner consistent with past practice except as otherwise required by Applicable Law.  Buyer shall provide such Tax Returns to Seller for its review and consent at least sixty (60) days prior to the filing date of such Tax Returns, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event of a dispute with respect to such Tax Returns, Buyer and Seller shall negotiate in good faith, for a period of no more than thirty (30) days (or such shorter period as is practicable under the circumstances in order to permit timely filing of the applicable Tax Return) to resolve such dispute, and in the event Buyer and the Seller are unable to fully resolve such dispute within such period, they shall refer their remaining differences to the Independent Accounting Firm, and shall request that the Independent Accounting Firm resolve any such differences at least five (5) Business Days prior to the due date for the filing (including extensions) of the applicable Tax Return, in order that such Tax Return may be timely filed.  Seller shall pay Buyer its allocable share, as determined pursuant to Section 7.4(b), of Taxes shown to be due on any such Tax Return for any Straddle Period no later than three (3) Business Days prior to the due date (including extensions) of such Tax Returns, but only to the extent that the amount of such Taxes exceeds any liability for Taxes attributable to such Straddle Periods included in the Final Closing Balance Sheet (or the worksheets thereto).

(d)           Buyer and Seller shall each be a party to the engagement letter entered into with the Independent Accounting Firm in connection with the resolution of differences pursuant to Section 7.2(c) above.  Each of Buyer and Seller will be afforded an opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Independent Accounting Firm as the Independent Accounting Firm may request or permit. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall be instructed that the Tax Returns relating to the Straddle Periods should be prepared in a manner consistent with past practice unless otherwise required by Applicable Law.  In no event shall the Independent Accounting Firm make a determination of any disputed matter on a Tax Return relating to a Straddle Period that is outside the range of the proposals from Buyer and Seller for the resolution of the applicable disputed matter.  The determination of the Independent Accounting Firm shall be final and binding upon the parties.  Each party shall cooperate with such firm and provide such firm with access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination.  The fees and expenses of such firm shall be borne equally by Seller and Buyer.

Section 7.3             Tax Refunds.  All refunds, credits or offsets of Taxes of Plymouth USA or its Subsidiaries attributable to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date shall be for the account of Seller, but only to the extent that such refunds, credits or offsets of Taxes exceed the amount included in the Final Closing Balance Sheet (or the worksheets thereto) as an asset and taken into account as an increase to the Purchase Price under Section 1.4.  Buyer shall pay over to Seller any such refund within five (5) Business Days after Buyer or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit or offset is applied against Buyer’s or any of its Affiliates’ liability for Taxes.  Buyer shall not be obligated to file, or cause Plymouth USA or any of its Subsidiaries to file, any amended Tax Returns or claims for refunds, credits or offsets attributable to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date and shall not amend or cause Plymouth USA or any of its Subsidiaries to amend any such Tax Returns with respect to such periods without the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.4             Tax Indemnification.

(a)           Following the Closing Date, and subject to the other terms of this Article VII, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (each a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) and each of their respective directors, officers and employees from and against any and all Losses attributable to any (i) Taxes of Plymouth USA and each of its Subsidiaries for any Pre-Closing Tax Period and for the portion of any Straddle Period for which Seller is responsible pursuant to Section 7.4(c); (ii) Taxes imposed on Plymouth USA or any of its Subsidiaries for any Pre-Closing Tax Period by reason of Treasury Regulations Section 1.1502-6; (iii) without duplication, Losses of Plymouth USA or its Subsidiaries directly arising out of or resulting from (x) any failure of a representation or warranty set forth in Section 7.1 with respect to Plymouth USA or its Subsidiaries to be true or (y) Taxes imposed on Plymouth USA or its Subsidiaries as a result of a breach of a covenant or agreement set forth in Section 4.1(h) of this Agreement and this Article VII; and (iv) Taxes arising out of any transactions contemplated by this Agreement, except to the extent provided under Section 7.7; provided, however, that Seller shall not be required to indemnify Buyer pursuant to this Section 7.4 for Losses in respect of Taxes attributable to (i) any breach by Buyer of its covenants set forth in this Article VII, (ii) the Restructuring Transactions (other than Taxes incurred solely as a result of the payment of the Pre-Closing Dividend or the Section 338 Elections) or (iii) any transaction or action taken, caused or requested by the Buyer or any of its Affiliates that occurs on or after the Closing (including any transaction occurring or action taken on the Closing Date after the Closing), other than such transaction or action taken (x) on the Closing Date or after the Closing in the ordinary course of business consistent with the past practice of Seller and Plymouth USA and its Subsidiaries or (y) contemplated under this Agreement (excluding the Restructuring Transactions) (“Excluded Taxes”).

(b)           Following the Closing Date, and subject to the other terms of this Article VII, Buyer and its Affiliates shall indemnify, defend and hold harmless Seller and its Affiliates (each a  “Tax Indemnified Seller Party” and collectively, the “Tax Indemnified Seller Parties”) and each of their respective directors, officers and employees from and against any and all Losses attributable to (i) any Taxes of Plymouth USA or its Subsidiaries for any Post-Closing Tax Period and for the portion of any Straddle Period for which Buyer is responsible pursuant to Section 7.4(c) other than amounts for which a Tax Indemnified Buyer Party is indemnified by Seller under Section 7.4(a), (ii) any Excluded Taxes, and (iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 7.7 and (iv) and any Taxes imposed on the Seller or any of its Affiliates or Plymouth USA or any of its Subsidiaries with respect to any Pre-Closing Tax Period as a result of the Restructuring Transactions (other than Taxes incurred solely as a result of the payment of the Pre-Closing Dividend or the Section 338 Elections).

(c)                                  Straddle Periods.

(i)                                     In the case of Taxes of Plymouth USA or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be: (1) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), (x) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) or as determined pursuant to the second to the last sentence of this paragraph in the case of Taxes based upon or measured by capital (including net worth or long-term debt) or intangibles, multiplied by (y) a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (2) in the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.  For purposes of clause (2) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.4(c) shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of Plymouth USA and its Subsidiaries.

(ii)                                  The parties shall, to the extent permitted or required under Applicable Law, take all actions necessary to treat the Closing Date as the last day of the taxable year or period of Plymouth USA and its Subsidiaries for all Tax purposes.  The parties shall cause Plymouth USA and each of its Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

(iii)                               Payment by an Indemnifying Party of any amount due to an Indemnified Party under this Section 7.4 shall be made within ten (10) days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the Indemnified Party, provided that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or applicable third party.  All amounts required to be paid pursuant to this Section 7.4 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.  Any payments required pursuant to this Section 7.4 that are not made within the time period specified in this Section shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.

Section 7.5                                      Tax Proceedings.

(a)                                  Buyer shall control, manage and be responsible for any audit, contest, claim, proceeding or inquiry in respect of Taxes (each, a “Tax Proceeding”) with respect to Plymouth USA or any of its Subsidiaries for any Post-Closing Tax Period and shall have the right to settle or contest any such Tax Proceeding.

(b)                                 Buyer and Seller shall jointly control, manage and be responsible for any Tax Proceeding with respect to Plymouth USA or any of its Subsidiaries for any Straddle Period.

(c)                                  Seller shall control, manage and be responsible for any Tax Proceeding with respect to Plymouth USA or any of its Subsidiaries for any Pre-Closing Tax Period and shall have the right to settle or contest any such Tax Proceeding; provided, however, that Seller shall not settle, compromise and/or concede any portion of such Tax Proceeding that is reasonably likely to affect the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period or Straddle Period without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)                                 Buyer shall promptly notify Seller in writing of the commencement of any Tax Proceeding of which Buyer, Plymouth USA or any of their respective Affiliates has been informed in writing by any Taxing Authority relating to Tax Returns of Plymouth USA or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period; provided, however, that a failure to give such notice will not affect Buyer’s rights to indemnification under this Article VII, except to the extent that Seller is actually prejudiced thereby.  Such notice shall describe the asserted Tax Proceeding in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect thereof.

Section 7.6                                      Coordination.

(a)                                  Claims for indemnification with respect to Losses arising out of Taxes of Plymouth USA or any of its Subsidiaries shall be governed exclusively by this Article VII, Sections 8.4(a) and 8.4(b) (as applicable) and, to the extent provided therein, Sections 8.1, 8.4(c), 8.6, 8.7, 8.8 and 8.9.  Any such claim made pursuant to this Article VII must be made within the period that is 60 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue.

(b)                                 Claims with respect to Losses arising out of Taxes of Plymouth UK or Plymouth Asia or any Subsidiary thereof shall be governed exclusively by Annex B; provided, however, that Sections 8.1, 8.4(a), 8.4(b), 8.4(c), 8.6, 8.7, 8.8 and 8.9 shall apply to such claims (to the extent provided in those Sections); provided, further, that Sections 7.1, 7.7, 7.8, 7.10, 7.11 and 7.12 shall apply with respect to each member of the Company Group (to the extent relevant); provided, further, that in the event of any conflict in respect of the provisions of this Agreement and Annex B, insofar as it relates to Taxes of Plymouth UK or Plymouth Asia or claims under Annex B, the provisions of Annex B will prevail.

(c)                                  Notwithstanding any other provision of this Agreement, Section 7.1 shall be the exclusive section in the Agreement for representations and warranties with respect to Tax matters and no representation or warranty in Article II shall be made or deemed to be made by Seller with respect to Taxes or any matter related thereto or arising therefrom.

Section 7.7                                      Transfer Taxes.  Any fees, duties, sales, use, transfer, stamp or similar Taxes (“Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement shall be borne by Buyer.  Each of Seller and Buyer shall cooperate with respect to the preparation and filing of any Tax Returns with respect to Transfer Taxes.

Section 7.8                                      Section 338 Elections.

(a)                                  Seller and Buyer (or a designated (direct or indirect) wholly-owned Subsidiary) shall jointly make a timely election under Section 338(h)(10) of the Code and any corresponding or similar elections under state or local Tax law (the “Section 338(h)(10) Election”) with respect to the sale of stock of Plymouth USA, if applicable, and shall cause one or more elections to be made pursuant to Section 338 of the Code (and any corresponding or similar elections under state, local or foreign Tax law) with respect to the sale of stock of Plymouth UK and Plymouth Asia and the indirect acquisition by Buyer (or such designated Subsidiary) of any subsidiary of Plymouth USA (each a “Section 338 Election” and collectively with the Section 338(h)(10) Election, the “Section 338 Elections”).  Buyer (or such designated Subsidiary) shall prepare and file all forms and documents required in connection with the Section 338 Elections described in this Section 7.8(a).  Seller and Buyer (or such designated Subsidiary) each shall execute two copies of IRS Form 8023 (or successor form) with respect to the Section 338(h)(10) Election on or prior to the Closing Date.  Seller and Buyer (or such designated Subsidiary) shall execute (or cause to be executed) and deliver to Buyer (or such designated Subsidiary) such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) Business Days prior to the date such documents or forms are required to be filed.

(b)                                 Buyer shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of the members of the Company Group in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign Tax law (the “ADSP Allocation”).  Such allocation shall be consistent with the Final Purchase Price Allocation determined pursuant to Section 7.10 of this Agreement.  Buyer shall forward a draft of the ADSP Allocation to Seller for Seller’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.  If Seller has any objections to the draft ADSP Allocation, Seller shall deliver to Buyer, within five (5) days after delivery of the draft ADSP Allocation by Buyer, a statement setting forth Seller’s objections and the reasons for so objecting.  Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve any dispute.  If Buyer and Seller are unable to resolve Seller’s objections within thirty (30) days after delivery of Seller’s objections to Buyer, Buyer and Seller shall jointly retain the Independent Accounting Firm to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the ADSP Allocation shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller.  The ADSP Allocation will be amended to reflect any adjustments to the Purchase Price that are made after it is agreed to.  Buyer and Seller and their respective Affiliates shall be bound by the Section 338 Elections and the ADSP Allocation (as so amended) for all Tax purposes.  Buyer and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338 Elections and the ADSP Allocation (as so amended) unless otherwise required by Applicable Law.

Section 7.9                                     Cooperation and Retention of Records.

(a)                                  Buyer and Seller shall provide each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to Plymouth USA or any of its Subsidiaries as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including, without limitation, (i) the preparation and filing of any Tax Return or form (including pro forma Tax Return), amended Tax Return or claim for refund; (ii) resolution of disputes and audits; (iii) contest or compromise of any Tax claim; (iv) determination of any Tax liability or right to a refund of Taxes; (v) participation in or conduct of any Tax Proceeding; and (vi) furnishing each other with copies of all correspondence received from any Taxing Authority in connection with any audit or information request.  Notwithstanding the foregoing, neither party nor any of its Affiliates shall be entitled to any information regarding or a copy of any consolidated, combined, affiliated or unitary Tax Return which includes Seller or Buyer (provided, however, that to the extent that such Tax Return would be required to be delivered but for this sentence, the person that would be required to deliver such Tax Return shall instead deliver, at such person’s option, a pro forma Tax Return relating solely to Plymouth USA or the portion of such Tax Return applicable solely to Plymouth USA).  Each such party shall make employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

(b)                                 Each of Seller and Buyer shall retain all books and records in its possession with respect to Tax matters pertinent to the parties hereto and Plymouth USA or any of its Subsidiaries relating to Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (and, to the extent notified by Seller or Buyer, any extensions thereof) of the respective taxable periods.

Section 7.10                                Purchase Price Allocation.

(a)                                  On or before the Closing Date, the parties shall agree to a percentage apportionment of the Closing Purchase Price among the Transferred Entities, which percentage and associated allocations of the Closing Purchase Price shall be set forth on Schedule 7.10(a).   The Final Net Working Capital Adjustment Amount of each Transferred Entity shall be allocated to the shares of such Transferred Entity (so as to increase the purchase price for the shares of the relevant Transferred Entity, if positive, or reduce such purchase price, if negative).  The amount of any payment  pursuant to Schedule 1.6, any Contingent Payments made pursuant to Section 1.7 and the payment of any Post-Closing True-Up Payments or Subsequent Payments shall be allocated among the Transferred Entities in the same percentage as the Closing Purchase Price was allocated.  Each of Buyer and Seller and their respective Affiliates shall use the purchase price determined for each set of shares in the Transferred Entities in accordance with the provisions of this Section 7.10(a) for purposes of all relevant Tax Returns, reports and filings and neither Buyer nor Seller shall take any position that is inconsistent therewith unless otherwise required by Applicable Law.

(b)                                 Within 75 days after the Closing, Buyer shall provide Seller with an allocation of the Closing Purchase Price among the assets of each Transferred Entity (such allocation the “Closing Purchase Price Allocation”), which allocation shall be consistent with the allocation set out on Schedule 7.10(a).  To the extent that any adjustments to the Closing Purchase Price are made pursuant to Sections 1.1, 1.4 or 1.6, Buyer shall provide Seller with a revised allocation of the Purchase Price among the assets of the Transferred Entities (the “Final Purchase Price Allocation”) within thirty (30) days of such adjustment.  Additional items included in the Final Purchase Price Allocation shall be allocated among the Transferred Entities in the manner described in Section 7.10(a).  If Seller has any objections to the Final Purchase Price Allocation, Seller shall deliver to Buyer, within five (5) days after delivery of the Final Purchase Price Allocation by Buyer, a statement setting forth Seller’s objections and the reasons for so objecting.  Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve any dispute.  If Buyer and Seller are unable to resolve Seller’s objections within thirty (30) days after delivery of Seller’s objections to Buyer, Buyer and Seller shall jointly retain the Independent Accounting Firm to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Final Purchase Price Allocation shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller.  The Final Purchase Price Allocation will be amended to reflect any adjustments to the Purchase Price occurring after the Final Purchase Price Allocation is agreed to, including payments made pursuant to Schedule 1.6, Section 7.4, Section 8.2 and Annex B, any Contingent Payment made pursuant to Section 1.7 and the payment of the Subsequent Payments, and such adjustments shall be consistent with the allocation described in Section 7.10(a).  Each of Buyer and Seller and their respective Affiliates shall use the Final Purchase Price Allocation (as so amended) for purposes of all relevant Tax Returns, reports and filings and neither Buyer nor Seller shall take any position that is inconsistent therewith unless otherwise required by Applicable Law.

Section 7.11                                Purchase Price Adjustment.  All payments made with respect to the rights of indemnity under this Article VII and Annex B shall be treated as adjustments to the purchase price paid for the Transferred Shares for any Tax purposes, except as otherwise required by Applicable Law.

Section 7.12                                Termination of Tax Sharing Agreements.  All Tax Sharing Agreements (other than any Tax Sharing Agreements solely among the members of the Company Group) to which any member of the Company Group is a party shall be modified with respect to any member of the Company Group as of the Closing Date such that there is no further liability or obligation thereunder with respect to such member.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                      Survival of Representations, Warranties and Covenants.  All representations and warranties in Article II and Article III or in any certificate executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in (a) Section 2.16 shall survive until the date which is sixty (60) days after the date upon which the liability to which any claim based on such representations and warranties may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), (b) Section 7.1 (i) with respect to Plymouth USA and its Subsidiaries shall survive until the date which is sixty (60) days after the date upon which the liability to which any claim based on such representations and warranties may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) and (ii) with respect to Plymouth UK or Plymouth Asia or any Subsidiary thereof shall survive until the date on which Seller’s liability under Annex B terminates in accordance with paragraph 4.1 of Annex B and (c) Sections 2.1, 2.2, 2.5, 2.6, 3.1 and 3.2 shall survive indefinitely.  If written notice of a claim has been given in the manner required by Article VII with respect to Plymouth USA and its Subsidiaries, or Article VIII prior to the expiration of the applicable representations and warranties by the party seeking indemnification for such claim, then the relevant representations and warranties of the other party shall survive as to such claim until such claim has been finally resolved pursuant to such Article.  All covenants and other agreements the performance of which is specified to occur on or prior to the Closing shall survive the Closing until the date that is one (1) year following the Closing Date, and all covenants and other agreements that by their terms are to be performed after the Closing Date, shall survive the Closing in accordance with their terms.

Section 8.2                                      Indemnification.

(a)                                  Following the Closing, and subject to the other terms of this Article VIII, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Company Group) and each of their respective directors, officers, employees, stockholders, representatives and agents from and against any and all claims, costs, expenses, losses (including diminution in value), damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses) actually incurred by any of them (collectively, “Losses” and individually, a “Loss”), directly arising out of or resulting from (i) any failure of any representation or warranty made by Seller in Article II to be true or (ii) any breach of any covenant or agreement of Seller under this Agreement.

(b)                                 Following the Closing, and subject to the other terms of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective directors, officers, employees, stockholders, representatives and agents from and against any and all Losses directly arising out of or resulting from (i) any failure of any representation or warranty made by Buyer in Article III to be true or (ii) any breach of any covenant or agreement of Buyer under this Agreement.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, no party shall have any liability hereunder or otherwise for any (i) special, consequential or exemplary damages or lost profits or lost business opportunity (provided that the foregoing shall not limit Buyer’s right to seek recovery for diminution in value) or (ii) punitive damages; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

Section 8.3                                      Indemnification Procedure.

(a)                                  Promptly after the Person seeking indemnification (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to indemnification under this Article VIII (but in any event not later than ten (10) Business Days prior to the time any response to the asserted claim is required), the Indemnified Party shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to the extent the Indemnifying Party has been prejudiced by such failure or delay.

(b)                                 In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Claim Notice, the Indemnifying Party, as soon as practicable after receipt by the Indemnifying Party of such Claim Notice, shall deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such written objection, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written agreement signed by the parties.  If the Indemnified Party and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction.  Any assumption by an Indemnifying Party of the defense of a claim pursuant to Section 8.3(c) shall not affect the right of such Indemnifying Party to object to the indemnification of an Indemnified Party in respect of such claim pursuant to this Section 8.3(b).

(c)                                  After receipt by the Indemnifying Party of a Claim Notice of a third-party claim delivered in accordance with Section 8.3(a) to the Indemnifying Party, such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel of the Indemnifying Party’s choosing).  The Indemnified Party shall cooperate in the compromise of, or defense against, such claim.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party shall settle or compromise any third-party claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (x) relates solely to money damages, (y) provides for a full release of the Company Group defendant with respect to the claim(s) being settled (or, in the case of a settlement or compromise that applies to all claims against all Company Group defendants, provides for full and complete release of all such defendants for all such claims) and (z) does not contain any admission of finding or wrongdoing on behalf of the Company Group.  Until the Indemnifying Party shall have so assumed the defense of the Indemnified Party against such claim following the delivery of such Claim Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article VIII, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.  Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof at its own cost and expense (unless otherwise agreed by the Indemnifying Party) if (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.  No Indemnifying Party shall be liable to indemnify any Indemnified Party for any consent to an entry of any judgment or any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  After any such claim has been filed or initiated, each party shall make available to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.  The provisions of Sections 8.3(a), 8.3(b) and 8.3(c) shall not apply to claims for indemnity arising under Article VII or any claims arising under Annex B with respect to Taxes, the procedures for which are set forth therein.

Section 8.4                                      Limitation of Liability.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable in respect of any indemnification obligation for Losses under Section 8.2(a)(i) (other than in respect of any failure of the representations in Sections 2.1, 2.2, 2.5, 2.6 and 2.21 to be true) or Losses (other than Losses constituting Taxes) under Section 7.4(a)(iii)(x) or under paragraph 2.3 of Annex B (i) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 8.4(a) exceeds 1.0% of the sum of (A) the Base Purchase Price minus the Reduction Amount (net of any Post-Closing True-Up Payments) and (B) the Subsequent Payments (such amount, the “Indemnity Deductible”), in which case Seller shall be liable for such Losses in excess of the Indemnity Deductible, subject to any limitations provided in this Section 8.4 below and in other provisions of this Article VIII, or (ii) in excess of 40% of the sum of (A) the Base Purchase Price minus the Reduction Amount (net of any Post-Closing True-Up Payments) and (B) the Subsequent Payments (such amount, the “Indemnity Cap”) in the aggregate for all such Losses.  Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of Seller under Section 8.2(a) and, solely with respect to Losses not constituting Taxes, Section 7.4(a)(iii)(x) and paragraph 2.3 of Annex B shall not exceed the sum of (A) the Base Purchase Price minus the Reduction Amount (net of any Post-Closing True-Up Payments) and (B) the Subsequent Payments.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses under Section 8.2(b)(i) (other than in respect of any failure of the representations in Sections 3.1, 3.2 and 3.8 to be true) or, solely with respect to Losses not constituting Taxes, under Section 7.4(b) (i) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 8.4(b) exceeds the Indemnity Deductible, in which case Buyer shall be liable for such Losses in excess of the Indemnity Deductible, or (ii) in excess of the Indemnity Cap in the aggregate for all such Losses.  Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of Buyer under Section 8.2(b) and, solely with respect to Losses not constituting Taxes,

Section 7.4(b) shall not exceed the sum of (A) the Base Purchase Price minus the Reduction Amount (net of any Post-Closing True-Up Payments) and (B) the Subsequent Payments.

(c)                                  Other than as set forth in the Seller Disclosure Schedule (and subject to the limitations on applicability of such disclosures set forth in the initial paragraph of Article II), any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any representation or warranty is made under this Agreement shall in no way limit or diminish such party’s right to indemnification under Article VII, Annex B, or this Article VIII.

(d)                                 All claims for indemnification pursuant to Section 8.2(a) and Section 8.2(b) must be asserted by the party seeking indemnification, in writing in accordance with this Article VIII, not later than the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 8.1; provided, however, that if written notice of a claim specifying the indemnification claim in reasonable specificity (including the representations, warranties, covenants and/or agreements alleged to have been breached) has been given in accordance with this Article VIII prior to such date, such claim (and the relevant representations, warranties, covenants and/or agreements of the other party) shall survive until such claim has been finally resolved pursuant to this Article VIII.

Section 8.5                                      Effect on Purchase Price.  All payments made with respect to the rights of indemnity under this Article VIII shall be treated as adjustments to the purchase price paid for the Transferred Shares for any Tax purposes, except as otherwise required by Applicable Law.

Section 8.6                                      Calculation of Losses.  In calculating any amount due under this Article VIII, Article VII or Annex B in respect of Losses, Losses shall be (i) reduced by (a) any amounts actually recovered by the Indemnified Party from third parties or under applicable insurance policies or indemnification or similar agreements, net of any deductible or increase in insurance premiums resulting from such insurance claim or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery and (b) any Tax benefit actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses and (ii) increased by any additional Tax cost incurred by the Indemnified Party or its Affiliates arising from the receipt of payments of any such Losses hereunder.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party or its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss; provided, that, if a Tax cost or Tax benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party or its Affiliates incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax costs and Tax benefits realized by the parties hereto in each such subsequent taxable period.  If an Indemnified Party or its Affiliates receives any such recovery after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made up to the amount received by the Indemnified Party or its Affiliates.  In the event of the occurrence of any Losses, an Indemnified Party shall use its commercially reasonable efforts to seek recovery under any and all available third-party insurance policies with respect to such Losses.  Each party shall make commercially reasonable efforts to mitigate any claim or liability that any such party asserts under this Article VIII or in respect of Losses under Article VII or Annex B (provided, for the avoidance of doubt, that any such party may seek indemnification under this Agreement prior to or contemporaneously with any such mitigation efforts).  No Indemnified Party shall be responsible for Losses of the Indemnified Party to the extent caused by unlawful conduct of such Indemnified Party.  For purposes of calculating the amount of any Loss hereunder in respect of a representation or warranty made in this Agreement that is not true, any Material Adverse Effect or materiality qualifier in the applicable representation or warranty shall not be taken into account for such purpose (but, for the avoidance of doubt, shall be taken into account when determining whether or not a representation or warranty made in this Agreement is true).  For the avoidance of doubt, in relation to Annex B, this Section 8.6 shall apply solely to paragraph 2.3 of Annex B.

Section 8.7                                      No Duplication.  Any liability for any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.  No Person shall be entitled to any recovery under this Agreement in respect of any Loss to the extent that (i) such recovery would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Sections 1.1 and 1.4, (ii) such Loss was reflected as a liability on the Final Closing Balance Sheet or (iii) such Loss was the subject of a dispute resolved as contemplated by Section 1.4.

Section 8.8                                      Set-Off.  In order to satisfy the indemnification obligations of a party pursuant to Article VII, Annex B or this Article VIII, an Indemnified Party shall have the right to off-set or set-off any payment due pursuant to Article VII, Annex B or this Article VIII against any other payment to be made pursuant to this Agreement (including any payment in respect of a Retained Carried Interest or Retained Capital Interest) if (a) a Claim Notice has been delivered to the Indemnifying Party pursuant to Section 8.3(a) in respect of the claim giving rise to the applicable indemnification obligation, (b) such Claim Notice contains an estimate of the alleged Losses in reasonable detail, together with reasonable supporting documentation, and (c) the Indemnified Party has a good faith and reasonable belief (after consulting with counsel and using reasonable due diligence to investigate the facts underlying such claim) that it is entitled to indemnification pursuant to Article VII, Annex B or this Article VIII in respect of the subject matter of such Claim Notice in an amount not less than the amount which it proposes to set off pursuant to this Section 8.8; provided that any amounts so withheld shall be promptly released to the original payee to the extent it is determined (whether by settlement, judgment or arbitral decision) that such amounts are required to be so released, together with interest thereon as may be agreed or determined in connection with such settlement, judgment or decision.

Section 8.9                                      Exclusive Remedy.  Following the Closing, Article VII, Article VIII and Annex B shall provide the sole and exclusive remedy for any and all claims for monetary damages under this Agreement, except in the case of fraud (it being understood that this Section 8.9 shall not limit any party’s rights or obligations under any Ancillary Agreement).

Section 8.10                                Assignment of Claims.  The Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign, any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Amendments; Waiver.  This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by Seller and Buyer.  No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.  Notwithstanding the foregoing, Annex C hereof may amended by a written instrument executed by Seller and Buyer, with the consent of Seller not to be unreasonably withheld.

Section 9.2                                      Entire Agreement, etc.

(a)                                  This Agreement (including the Annexes, Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

(b)                                 The parties hereto acknowledge and agree that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and VII (as applicable), and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents (including with respect to (i) any projections, estimates or budgets for the Company Group or its businesses,

(ii) any materials, documents or information relating to the Company Group or its businesses made available to Buyer or its counsel, accountants or advisors in Seller’s data room or otherwise or (iii) the information contained in any confidential information memorandum provided to Buyer in connection with the transactions contemplated hereby), except for the representations and warranties set forth in such Articles.  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY GROUP.

Section 9.3                                      Interpretation.  When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.  All capitalized terms defined in Annex A shall be equally applicable to the singular and plural forms thereof.  All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  All references to “dollars” or “$” shall be to U.S. dollars.  “Knowledge” or “known” with respect to Seller shall mean those facts that are actually known by Ken Willman, Frank Ryan or Terry Berland, including those facts that are actually known by him after inquiry of Alastair Bruce, Andrew Lebus, Jay Pierrepont and Colin Wimsett (it being understood that such inquiry has been made as of the date hereof and shall be made as of the Closing Date).  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  References to any Person include the successors and permitted assigns of that Person.

Section 9.4                                      Disclosure Schedules.  The disclosure of any item or matter in the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (as applicable), nor shall such disclosure establish a standard of materiality for any purpose whatsoever.  The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 9.5                                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.6                                      Notices.  Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent or (c) if delivered by an express courier, on the second Business Day after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

Russell Investments
909 A Street
Tacoma, WA 98402
Facsimile:	(253) 439-9500
Attention:	Terry Berland
Ken Willman

and

Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Facsimile:	(414) 665-7124
Attention:	Jeff Lueken
Lisa Cadotte
Facsimile:	(414) 665-7016
Attention:	Beth Berger

If to Northwestern Mutual:

Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Facsimile:	(414) 665-7124
Attention:	Jeff Lueken
Lisa Cadotte
Facsimile:	(414) 665-7016

Attention:	Beth Berger

In the case of both Seller and Northwestern Mutual, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Facsimile:	(212) 735-2000
Attention:	Ralph Arditi
David Hepp

If to Buyer:

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965
Facsimile:	(617) 747-3380
Attention:	John Kingston

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile:	(212) 757-3990
Attention:	Robert D. Goldbaum
Steven J. Williams

Section 9.7                                      Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party.  No provision of this Agreement (including the provisions of Article VIII relating to Indemnified Parties) is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, or Seller, in the case of any assignment by Buyer.; provided that Buyer may assign any of its rights, interests and obligations under this Agreement to one or more (direct or indirect) wholly-owned Subsidiaries of Buyer for any purposes hereunder without the consent of Seller, but no such assignment shall relieve Buyer of any of its obligations hereunder (including Buyer’s obligations to make payments under Article I) and, by virtue of such assignment, Buyer shall unconditionally guarantee such obligations.

Section 9.8                                      Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

Section 9.9                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.10                                Governing Law; Venue.  This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.  The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and of the federal court located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 9.6 above shall be effective service of process for any action, suit or proceeding brought in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County and the federal court located in New York, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties agree that a final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding and may be enforced in any other courts to whose jurisdiction the parties are or may be subject, by suit upon such judgment.

Section 9.11                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FRANK RUSSELL COMPANY

By:	/s/ Kenneth W. Willman
Name: Kenneth W. Willman
Title: Chief Legal Officer

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Jay C. Horgen
Name: Jay C. Horgen
Title: Executive Vice President

SOLELY WITH RESPECT TO SECTION 4.18 AND SECTION 4.19:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Jeffrey J. Leuken
Name: Jeffrey J. Leuken
Title: Authorized Representative

Annex A - Definitions

“Access Agreement” shall mean the Access Agreement between Seller and Plymouth USA and Plymouth UK, dated as of the date hereof and to be effective as of the Closing, attached hereto as Exhibit E, as may be amended from time to time after the date hereof pursuant to the terms thereof.

“Acquired Competitive Business” shall have the meaning set forth in Section 4.18(b).

“Adjusted Contingent Payment” shall mean (a) in the case of a Company Group Sale on or prior to December 31, 2012, the sum of (i) $112,500,000 (such amount, the “Minimum Change of Control Payment”) and (ii) the excess, if any, of the amount of the Projected Contingent Payment over $112,500,000 and (b) in the case of a Company Group Sale after December 31, 2012, the amount of the Projected Contingent Payment.

“ADSP” shall have the meaning set forth in Section 7.8(b).

“ADSP Allocation” shall have the meaning set forth in Section 7.8(b).

“Adviser” shall have the meaning set forth in Section 2.11(b).

“Advisory Agreement” shall mean any Contract entered into by a member of the Company Group for the purpose of providing investment advisory or investment management services, including any sub-advisory services, or introductory, monitoring and other similar fees to a Person (other than any special purpose vehicle in which any Non-Registered Fund holds an interest).  For the avoidance of doubt, in the case of a Non-Registered Fund that does not have a separate investment advisory or investment management agreement with the Company Group but rather provides for the provision of investment advisory or investment management services, including any sub-advisory services, in its partnership (or similar) agreement, the term “Advisory Agreement” shall refer to such partnership (or similar) agreement.

“Advisory Agreement Value” shall mean, with respect to a particular Advisory Agreement as of any date of determination, the annual asset-based advisory,  sub-advisory, introductory, monitoring and other similar fees (other than any incentive or performance-based fees) payable to the Company Group thereunder based upon the advisory or sub-advisory fee schedule (as applicable) as in effect as of such date under such Advisory Agreement (subject to the proviso in Section 4.2(a)) and the applicable AUM in respect of which such fees are payable pursuant to such Advisory Agreement as of such date; provided that for the purposes of calculating the Applicable Run-Rate Management Fees, the Advisory Agreement Value will be based upon the average advisory or sub-advisory fee schedule (as applicable) as in effect over the twelve (12) months following such date under such Advisory Agreement.  For the avoidance of doubt, the Advisory Agreement Value with respect to a particular Advisory Agreement under which a flat fee is payable shall be reflected at the annual flat fee so payable.

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified; provided that no Client or controlled Affiliate thereof shall be an Affiliate of Seller or any member of the Company Group.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” shall have the meaning set forth in Section 2.20.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Aggregate Contributions” shall mean, for a particular calendar quarter, the aggregate amount of (a) contributions made by the Company Group during such calendar quarter in respect of its capital commitments (or, if applicable, loan commitments) to every Client as of the date of this Agreement (excluding PGIF, PGSF IV KSA and PGSF IV but including those identified in Schedule 1.6(a)(iii) of the Seller Disclosure Schedule) plus (b) the aggregate amount of any unsatisfied clawback or similar obligation applicable to payments made pursuant to Schedule 1.5 or 1.6 that are due and payable during such calendar quarter pursuant to Schedule 1.5 or 1.6 (as applicable) but not satisfied during such calendar quarter.

“Aggregate Distributions” shall mean, for a particular calendar quarter, the sum (which may be a negative amount) of (a) (i) the aggregate amounts distributed by the Non-Registered Funds identified on Schedule 1.6(a)(ii) of the Seller Disclosure Schedule and Schedule 1.6(a)(iii) of the Seller Disclosure Schedule to the Company Group during such calendar quarter (other than, for the avoidance of doubt, any such distributions in respect of the Retained Capital Interests) representing a return of capital and/or any applicable profit thereon (whether in respect of capital commitments or loan commitments) minus (ii) the aggregate Tax Amount, if any, in respect of any such profit plus (b) (i) the Performance Fees set forth on Schedule 1.6(a)(i) of the Seller Disclosure Schedule received from or in respect of any Fund/Separate Account Client identified on such schedule during such calendar quarter minus (ii) the aggregate Tax Amount, if any, in respect of such Performance Fees.  For the avoidance of doubt, to the extent such sum results in a negative number, such amount shall be paid by Seller to Buyer.

“Ancillary Agreements” shall mean the Transition Services Agreement, UK Subleases or UK Direct Lease (as applicable) and the Access Agreement.

“Applicable Closing Excluded Advisory Agreement” shall mean any Advisory Agreement (other than an Advisory Agreement with a Related Client) that is in full force and effect as of an applicable Post-Closing True-Up Date and that meets all of the following requirements (and, for the avoidance of doubt, did not constitute an Applicable Closing Excluded Advisory Agreement with respect to any previous Post-Closing True-Up Payment):

(i)                                     Such Advisory Agreement also was in full force and effect between such Client and a member of the Company Group as of immediately prior to the Closing;

(ii)                                  Such Advisory Agreement was not required by Applicable Law or its terms to terminate upon the consummation of the purchase and sale of the Transferred Shares;

(iii)                               Such Advisory Agreement, either by its terms or under Applicable Law, required the written consent (in the case of any Client other than a Non-Registered Fund) or other consent as specified in the definition of Consent (in the case of any Non-Registered Fund) of such Client party thereto to the assignment or continuation of such Advisory Agreement resulting from the consummation of the purchase and sale of the Transferred Shares;

(iv)                              The Consent of such Client party thereto to the assignment or continuation of such Advisory Agreement resulting from the consummation of the purchase and sale of the Transferred Shares was not received prior to the Closing;

(v)                                 The Client party to such Advisory Agreement has continuously accepted investment management services from a member of the Company Group from and after the Closing until the applicable Post-Closing True-Up Date;

(vi)                              Such Advisory Agreement was specifically identified in the Updated Schedule 2.22(a) delivered by Seller at the Closing as potentially being an Applicable Closing Excluded Advisory Agreement; and

(vii)                           (x) in the case of any Client (other than a Non-Registered Fund or Client described in clause (z) of this clause (vii)) an executed written Consent of such Client party thereto to the assignment of such Advisory Agreement resulting from the purchase and sale of the Transferred Shares was obtained following the Closing and prior to the applicable Post-Closing True-Up Date and remains in full force and effect as of such Post-Closing True-Up Date, (y) in the case of any Non-Registered Fund, written evidence that investors in the applicable Non-Registered Fund have withdrawn their objection to the purchase and sale of the Transferred Shares following the Closing and prior to the Post-Closing True-Up Date so that a Majority-In-Interest of the applicable Non-Registered Fund do not object to the purchase and sale of the Transferred Shares and (z) in the case of an Advisory Agreement with the Registered Fund or Le Fonds de Reserve pour les Retraites, the Client has either waived in writing its right to terminate such Advisory Agreement following the Closing, or the time period within which such Client is entitled to terminate such Advisory Agreement as a result of the purchase and sale of the Transferred Shares has expired prior to the applicable Post-Closing True-Up Date without the Client exercising such termination right.

“Applicable Post-Closing Excluded Advisory Agreement Value” shall mean the aggregate Advisory Agreement Values of Applicable Closing Excluded Advisory Agreements (calculated as of the applicable Post-Closing True-Up Date); provided that the Applicable Post-Closing Excluded Advisory Agreement Value shall also include the Advisory Agreement Value attributable to any capital commitments made to PGSF IV, PGIF , PASIA VI, PUSA VI, PEURO VII or CIC following the Closing and prior to a Post-Closing True-Up Date by  any bona fide potential investor who has made a “hard circle” (meaning such investor has given a written or verbal commitment to invest, subject to documentation and closing) capital commitment in an identified amount to any such Non-Registered Fund following the date hereof and identified in writing to Buyer at least two (2) Business Days prior to the Closing Date, and who are admitted to such Non-Registered Fund at the first closing of such Non-Registered Fund to occur after the Closing Date) (and the Advisory Agreements in respect of PGSF IV, PGIF, PASIA VI, PUSA VI, PEURO VII or CIC shall be treated as Applicable Closing Excluded Advisory Agreements to the extent of any such new capital commitments that were closed upon prior to the referenced closing of the applicable Non-Registered Fund and prior to an applicable Post-Closing True-Up Date), but for the avoidance of doubt, without duplication on any Post-Closing True-Up Date to the extent counted with respect to a prior Post-Closing True-Up Date).

“Applicable GAAP” shall mean the generally accepted accounting principles of the applicable jurisdiction that govern the preparation of the financial statements in question as in effect at the time such financial statements were or are prepared.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, principle, judgment, decision, order, writ or directive (including those of any other self-regulatory organization) applicable to the Company Group, the Registered Fund, any Non-Registered Fund, Buyer, Seller or any of their respective Affiliates, directors, employees or agents, as the case may be.

“Applicable Rate” shall mean, with respect to any post-Closing payment, the applicable interest rate per annum on the date of such post-Closing payment payable on United States Treasury obligations with a maturity date most closely corresponding to the period from the Closing Date up to but not including the date of such payment.

“Applicable Run-Rate Management Fees” shall mean, with respect to the calculation of the Year 3 Contingent Payment, Year 4 Contingent Payment or Year 5 Contingent Payment (as applicable), the aggregate Advisory Agreement Value (calculated as of the Year 3 Calculation Date, Year 4 Calculation Date or Year 5 Calculation Date (as applicable)) for all Advisory Agreements in effect as of the Year 3 Calculation Date, Year 4 Calculation Date or Year 5 Calculation Date (as applicable); provided that for purposes of this calculation “AUM” shall be determined with respect to a particular Advisory Agreement as of the Year 3 Calculation Date, Year 4 Calculation Date or Year 5 Calculation Date (as applicable) (and, for the avoidance of doubt, the calculation of AUM shall include any committed but undrawn funds upon which investment advisory or subadvisory fees are payable as of such applicable date); provided, further, that for the avoidance of doubt (i) for the purposes of this calculation no catch-up fees shall be included and (ii) the Applicable Run-Rate Management Fee shall be calculated net of any fees paid by the Company Group to Seller under the Access Agreement.

“Applicable Threshold Percentage” shall mean, with respect to the calculation of the Year 3 Contingent Payment, Year 4 Contingent Payment or Year 5 Contingent (as applicable) hereunder, that percentage (but in no event greater than one hundred percent (100%) or less than zero percent (0%)) equal to a fraction (i) the numerator of which is the difference between (A) the Applicable Run-Rate Management Fees for such Contingent Payment minus (B) the Minimum Revenue Target for such Contingent Payment, and (ii) the denominator of which is the difference between (A) the Maximum Revenue Target for such Contingent Payment minus (B) the Minimum Revenue Target for such Contingent Payment.

“Applicable Working Capital Target” shall mean (a) in the case of Plymouth USA, $4,000,000, (b) in the case of Plymouth UK, $6,000,000 and (c) in the case of Plymouth Asia, $1,000,000; provided that (i) if cash and cash equivalents of any Transferred Entity is less than the Minimum Cash Amount for such Transferred Entity, in each case as determined in accordance with the Closing Balance Sheet Principles, the Applicable Working Capital Target for such Transferred Entity shall be increased by the amount of such shortfall and (ii) if Estimated Regulatory Capital or Final Regulatory Capital (as applicable) for a Transferred Entity is less than the Required Regulatory Capital for such Transferred Entity, such shortfall shall be treated as a Current Liability of such Transferred Entity for purposes of calculating the Estimated Net Working Capital Adjustment Amount and the Final Net Working Capital Adjustment Amount.

“Appraiser” means a nationally recognized U.S.-based investment bank selected in accordance with Section 1.7(j).

“AUM” shall mean, with respect to a particular Advisory Agreement as of a particular date of determination on or after the Base Date, (i) if such Advisory Agreement provides for the calculation of management fees payable to the Company Group based upon the net asset value of the assets under management pursuant to such Advisory Agreement, then the net asset value of such assets as of the Base Date (or, in the case of any Advisory Agreement that first went into effect after the Base Date, on such date as it went into effect), or (ii) if such Advisory Agreement provides for the calculation of management fees payable to the Company Group based upon the amount of total capital commitments made pursuant to or in respect of such Advisory Agreement, then the amount of such capital commitments (for the avoidance of doubt, drawn and undrawn) as of the Base Date (or, in the case of any Advisory Agreement that first went into effect after the Base Date, on such date as it went into effect), in either such case as adjusted, in the case of any such determination falling after the Base Date, to reflect additions (including new capital commitments) to, reinvestments by and withdrawals or defaults by the applicable Client (or, if applicable, any investor therein) under or in respect of such Advisory Agreement during the period after the Base Date (or, in the case of any Person that first becomes a Client after the Base Date, on or after the date such Person becomes a Client) through and including such specified date; provided that, solely for purposes of calculating the Advisory Agreement Value of any Advisory Agreement under clause (i) of this definition for purposes of determining the AUM as of the Base Date and determining satisfaction of the condition to closing set forth in Section 5.1(c), the AUM with respect to such Advisory Agreement shall mean the net asset value that is set forth on Schedule 2.22(a) of the Seller Disclosure Schedule with respect to such Advisory Agreement, in the case of such determination with respect to the Base Date, or that is most recently available prior to the Closing Date with respect to such Advisory Agreement, in the case of such determination with respect to the Closing Date (as applicable).  For the avoidance of doubt, the calculation of AUM is intended to exclude (x) any increase or decrease in assets or capital due to market appreciation or depreciation and any currency fluctuations after the Base Date (other than as expressly set forth in the proviso to the immediately preceding sentence) and (y) capital commitments from the general partner (or similar) entity of a Non-Registered Fund.

“Balance Sheets” shall mean, collectively, the Unaudited Plymouth USA Balance Sheet, the Plymouth UK Balance Sheet, the Unaudited Plymouth UK Balance Sheet, the Plymouth Asia Balance Sheet and the Unaudited Plymouth Asia Balance Sheet.

“Base Date” shall have the meaning set forth in Section 2.22(a).

“Base Fees” shall be equal to $184,200,000; provided that, at Closing, the Base Fees with respect to any Advisory Agreement shall be increased or decreased (as applicable) with retroactive effect to the Base Date to take into account any increase or decrease in the applicable fee rate that becomes effective after the Base Date as a result of a scheduled increase or “step down” in such fee rates pursuant to the terms of such Advisory Agreement or applicable Organizational Documents.

“Base Purchase Price” shall have the meaning set forth in Section 1.1(a).

“Business Day” shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the city of New York are authorized or required to close for regular banking business.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Bankruptcy Event” shall mean the occurrence of any of the following: (a) Buyer applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Buyer or a substantial part of the property of Buyer or makes a general assignment for the benefit of creditors, or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Buyer or for a substantial part of the property of Buyer and is not discharged or dismissed within thirty (30) days or (b) any bankruptcy, reorganization, debt arrangement or other proceeding under bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Buyer that is not dismissed within thirty (30) days.

“Buyer Disclosure Schedule” shall have the meaning set forth in the introduction to Article III.

“Buyer Plans” shall have the meaning set forth in Section 4.12(c).

“Calculation Date” shall have the meaning set forth in Section 5.2(a).

“Change of Control” shall mean, with respect to Seller or one of its controlled Affiliates, any transaction or series of transactions involving (a) any purchase or acquisition (whether by way of merger, share exchange, tender offer, exchange offer, business combination, consolidation or similar transaction or otherwise) of 50% or more of the total outstanding voting securities or equivalent equity interests of such Person that results in the current holders of 50% or more of such voting securities or equity interests  beneficially owning less than 50% of the total outstanding voting securities or equivalent equity interests of such Person or (b) any sale, lease, exchange, transfer, license or disposition of 50% or more of the assets of such Person.

“CIC” shall mean China Investment Corporation.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Client” shall mean any Person who is party to an Advisory Agreement pursuant to which the Company Group provides investment management or investment advisory services, including any sub-advisory services, to such Person.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Balance Sheet Principles” shall mean the accounting principles, procedures, policies and methods attached hereto as Exhibit A and to the extent not addressed in Exhibit A, U.S. GAAP consistent with the accounting principles and practices applied in preparation of the Unaudited Plymouth USA Balance Sheet, with any inconsistency between such accounting principles and practices and the principles reflected in Exhibit A to be resolved in favor of Exhibit A.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Date Purchase Price Allocation” shall have the meaning set forth in Section 7.10.

“Closing Purchase Price” shall have the meaning set forth in Section 1.1(a).

“COC Contingent Payment Statement” shall have the meaning set forth in Section 1.7(i).

“COC Notice” shall have the meaning set forth in Section 1.7(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” shall have the meaning set forth in Section 2.16(a).

“Company Change of Control” shall have the meaning set forth in Section 1.7(i).

“Company Group” shall mean the Transferred Entities and their respective Subsidiaries and shall include following the Closing any assignee thereof or successor thereto and, solely with respect to any period following the Closing, any entity formed in connection with the Restructuring Transactions.

“Company Group Intellectual Property” shall mean all Intellectual Property owned by the Company Group or licensed to the Company Group for use in the Company Group’s business.

“Company Group Sale” shall mean (a) the consummation of any transaction or series of transactions as a result of which Buyer, directly or indirectly, sells, assigns or transfers (however effected, including by way of a merger, reorganization, asset sale, consolidation or otherwise) a material portion of the business of any Transferred Entity to a third party (excluding any such transfer to a Company Group member) or (b) the liquidation or dissolution of any Transferred Entity (other than any such liquidation or dissolution in which the operating business of such Transferred Entity is transferred to a Company Group member).

“Company Material Adverse Effect” shall mean a material adverse effect on the combined business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Company Group, taken together as a whole; provided that any such effect to the extent resulting from or arising in connection with the following shall not constitute a Company Material Adverse Effect and shall be excluded from any determination as to whether a Company Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) any change in law or in economic, financial market, regulatory or political conditions (including, without limitation, any change in interest rates), except to the extent having a disproportionate impact on the Company Group as compared to similarly situated Persons in the investment management industry or (ii) any termination of Client accounts, failure to obtain Consents or reduction in AUM or the Advisory Agreement Value of any Client account.

“Computer Software” shall have the meaning set forth in Section 2.17(d).

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of September 14, 2009, by and among Northwestern Mutual, Seller and Buyer.

“Consent” shall mean and be deemed to have been obtained, with respect to an Advisory Agreement:

(a)                                  In the case of any Client (other than a Non-Registered Fund or the Registered Fund) whose consent for the deemed assignment or continuation of such Advisory Agreement is required (pursuant to the terms of such Advisory Agreement and/or under any Applicable Laws) as a result of the purchase and sale of the Transferred Shares (but not, for the avoidance of doubt, in connection with the Restructuring Transactions) (which shall include without limitation the Clients as so identified on Schedule 2.22 of Seller Disclosure Schedule), upon receipt of the written consent of such Client to such deemed assignment or continuation of such Advisory Agreement (provided that such consent remains in full force and effect and has not been withdrawn as of the Closing);

(b)                                 In the case of any Client (other than a Non-Registered Fund or the Registered Fund) whose consent for the deemed assignment or continuation of such Advisory Agreement is not required (pursuant to the terms of such Advisory Agreement and/or under any Applicable Laws) as a result of the purchase and sale of the Transferred Shares (which shall include the Clients as so identified on Schedule 2.22 of Seller Disclosure Schedule), without any action by or in respect of such Client or Advisory Agreement (and the parties agree that the Consent of such Client  and related Advisory Agreement shall be deemed to be in effect as of the Closing for all purposes under this Agreement);

(c)                                  In the case of any Non-Registered Fund who is a party to such Advisory Agreement with Plymouth USA (which shall include without limitation the Clients as so identified on Schedule 2.22 of Seller Disclosure Schedule), if (A) the general partner (or equivalent Person) of the applicable Non-Registered Fund has given its written consent to the deemed assignment of the applicable Advisory Agreement (provided that such consent remains in full force and effect and has not been withdrawn as of the Closing) and (B)(i) the written notice described in Section 4.2(b) has been sent to the limited partners or other investors in such Non-Registered Fund and (ii) a Majority-in-Interest has not prior to the Closing provided notice to Seller or the Company Group of its objection to the purchase and sale of the Transferred Shares;

(d)                                 In the case of any Non-Registered Fund who is a party to such Advisory Agreement with a member of the Company Group other than Plymouth USA (which shall include the Clients as so identified on Schedule 2.22 of Seller Disclosure Schedule), without any action in respect of such Non-Registered Fund or Advisory Agreement (and the parties agree that the Consent of such Non-Registered Fund and related Advisory Agreement shall be deemed to be in effect as of the Closing for all purposes under this Agreement, including in the event that the written consent of the board of directors of such Non-Registered Fund that was obtained prior to the date hereof is revoked or modified prior to the Closing); and

(e)                                  With respect to the Registered Fund or Le Fonds de Reserve pour les Retraites, upon receipt of written notice of such Client whereby such Client waives its right to terminate its Advisory Agreement pursuant to (in the case of the Registered Fund) Section 15.2 or (in the case of Le Fonds de Reserve pour les Retraites) Clause 5.22 of such Advisory Agreement resulting from the purchase and sale of the Transferred Shares.

“Consenting Percentage” shall have the meaning specified in Section 1.1(b) hereof.

“Contingent Payment” shall have the meaning specified in Section 1.7(a) hereof.

“Contingent Payment Statement” shall have the meaning specified in Section 1.7(b) hereof.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, letter of credit, pledge, instrument, lease, mortgage, license, commitment or other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Covered Person” shall have the meaning set forth in Section 4.18(a).

“Current Assets” shall mean, with respect to a particular Transferred Entity, the current assets of such Transferred Entity as determined in accordance with the Closing Balance Sheet Principles.

“Current Liabilities” shall mean, with respect to a particular Transferred Entity, the current liabilities of such Transferred Entity as determined in accordance with the Closing Balance Sheet Principles.

“Disagreement” shall have the meaning set forth in Section 1.4(c).

“Designated Partner” shall mean each of the nine individuals set forth on Annex E hereto.

“Distribution Agreement” shall mean any material Contract for the distribution or sale of shares, units or interests of a Registered Fund or Non-Registered Fund.

“Employee Plans” shall have the meaning set forth in Section 2.16(a).

“Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement or other encumbrance of any kind.

“EQT” shall have the meaning set forth in Section 4.20(a).

“EQT Commitment” shall have the meaning set forth in Section 4.20(a).

“EQT Transfer Date” shall have the meaning set forth in Section 4.20(a).

“Equity-Based Plan” shall mean any stock or equity-based compensation, stock purchase, stock appreciation, incentive compensation or bonus plan or arrangement pursuant to which awards may be granted in the form of or otherwise (in any way) measured by reference to the equity of Seller or any of its Affiliates (other than members of the Company Group), including the Frank Russell Company Incentive Share Plan, the Russell Investment Group 2006 Long-Term Equity-Based Incentive Plan, the Frank

Russell Company Amended and Restated Incentive Payments Plan and the Russell Investments Outstanding Contributor Award Program.

“Equity Rights” shall have the meaning set forth in Section 2.5(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“ERISA Affiliate” shall mean as to any Person, any other Person, whether or not incorporated, which together with such Person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Liability” shall mean any obligation, liability or expense of any member of the Company Group which arises under or relates to any Seller Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including by reason of such Company Group member’s affiliation with any of its ERISA Affiliates or Buyer being deemed a successor to any ERISA Affiliate of any Company Group member.

“ERISA Client” shall have the meaning set forth in Section 2.2(b).

“Estimated Aggregate Net Working Capital Adjustment Amount” shall mean the sum (which may be positive or negative) of (a) the Estimated Net Working Capital Adjustment Amount of Plymouth USA, (b) the Estimated Net Working Capital Adjustment Amount of Plymouth UK and (c) the Estimated Net Working Capital Adjustment Amount of Plymouth Asia.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).

“Estimated Closing Balance Sheet Documents” shall have the meaning set forth in Section 1.4(a).

“Estimated Net Working Capital” shall mean, with respect to a particular Transferred Entity, (i) the Current Assets of the applicable Transferred Entity less (ii) the Current Liabilities of the applicable Transferred Entity, in each case as reflected on the applicable Estimated Closing Balance Sheet.

“Estimated Net Working Capital Adjustment Amount” shall mean, with respect to a particular Transferred Entity, an amount (which may be positive or negative) equal to (i) the Estimated Net Working Capital of such Transferred Entity less (ii) the Applicable Working Capital Target, determined in accordance with Section 1.4, the definition of Estimated Net Working Capital and the Estimated Closing Balance Sheet.

“Estimated Regulatory Capital” shall mean, with respect to a particular Transferred Entity, the amount of Required Regulatory Capital of such Transferred Entity as reflected on the applicable Estimated Closing Balance Sheet; provided that in the case of Plymouth UK and Plymouth Asia, the Estimated Closing Balance Sheet shall set forth the necessary adjustments to reflect the calculation of Required Regulatory Capital in accordance with Applicable GAAP in the U.K. and Hong Kong.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Taxes” shall have the meaning set forth in Section 7.4(a).

“Filing Party” shall have the meaning set forth in Section 4.6(a).

“Final Aggregate Net Working Capital Adjustment Amount” shall mean the sum (which may be positive or negative) of (a) the Final Net Working Capital Adjustment Amount of Plymouth USA, (b) the Final Net Working Capital Adjustment Amount of Plymouth UK and (c) the Final Net Working Capital Adjustment Amount of Plymouth Asia.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.4(b).

“Final Closing Balance Sheet Documents” shall have the meaning set forth in Section 1.4(b).

“Final Net Working Capital” shall mean, with respect to a particular Final Closing Balance Sheet, (i) the Current Assets of the applicable Transferred Entity less (ii) the Current Liabilities of the applicable Transferred Entity, in each case as reflected on such Final Closing Balance Sheet.

“Final Net Working Capital Adjustment Amount” shall mean, with respect to a particular Transferred Entity, an amount (which may be positive or negative) equal to (i) the Final Net Working Capital of such Transferred Entity less (ii) the Applicable Working Capital Target, determined in accordance with Section 1.4, the definition of Final Net Working Capital and the Final Closing Balance Sheet.

“Final Purchase Price Allocation” shall have the meaning set forth in Section 7.10.

“Final Regulatory Capital” shall mean, with respect to a particular Transferred Entity, the amount of Required Regulatory Capital of such Transferred Entity as reflected on the applicable Final Closing Balance Sheet; provided that in the case of Plymouth UK and Plymouth Asia, the Final Closing Balance Sheet shall set forth the necessary adjustments to reflect the calculation of Required Regulatory Capital in accordance with Applicable GAAP in the U.K. and Hong Kong.

“FSA” shall mean the U.K. Financial Services Authority.

“FSMA” shall mean the Financial Services and Markets Act 2000, as amended, and all rules, regulations and orders of the FSA thereunder.

“Fund Services Agreement” shall mean all material custody, transfer agent, shareholder servicing, administrative, accounting and other similar agreements to which a Registered Fund or Non-Registered Fund is a party, other than any Advisory Agreement or Distribution Agreement.

“GFSC” shall mean Guernsey Financial Services Commission.

“Governmental Authority” shall mean any United States, United Kingdom or other foreign, federal, state, municipal or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including the FSA, GFSC, SEC or SFC, and including any governmental or non-governmental self-regulatory organization, agency or authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) letters of credit and any similar agreements and (e) any guarantee of any of the foregoing obligations.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Indemnity Cap” shall have the meaning set forth in Section 8.4(a).

“Indemnity Deductible” shall have the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” shall mean such nationally recognized independent public accounting firm mutually agreed to by Seller and Buyer; provided that if Buyer and Seller do not appoint an Independent Accounting Firm within thirty (30) days after written notice by one party to the other proposing such a firm, either party may request the American Arbitration Association to appoint as the Independent Accounting Firm a nationally recognized independent public accounting firm that has not had a material relationship with Seller and its Affiliates or Buyer and its Affiliates within the preceding two (2) years, and such appointment shall be final, binding and conclusive.

“Intellectual Property” shall mean, in any jurisdiction (i) any and all patents and patent applications (including without limitation reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), (ii) any and all trademarks, service marks, logos, trade dress, trade names, corporate names and domain names (whether registered or unregistered), and including all goodwill associated therewith and all applications and registrations therefor, (iii) any and all copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights and (iv) any and all formulas, designs, inventions or other similar proprietary rights.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” shall mean the Internal Revenue Service, and any successor thereto.

“Leases” shall have the meaning set forth in Section 2.19.

“License Agreement” shall mean all Contracts with respect to any material Intellectual Property that is licensed by or to the Company Group.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Majority-in-Interest” shall mean, with respect to a Non-Registered Fund, limited partners or other investors of such Non-Registered Fund holding interests in such Non-Registered Fund aggregating more than fifty percent (50%) of the capital commitments of all limited partners or other investors of such Non-Registered Fund, excluding any non-voting interest and any other interest disregarded pursuant to the terms of the applicable limited partnership or similar Organizational Document of the Non-Registered Fund.

“Management Letter Agreements” shall mean the Employment Undertaking and Conditional Offer letter agreements, each dated as of the date hereof, between Buyer, the applicable Company Group Member and the applicable individual party thereto.

“Marked Materials” shall have the meaning set forth in Section 4.17(b).

“Material Contract” shall mean any Contract to which any member of the Company Group or (if applicable) any Non-Registered Fund or the Registered Fund is a party or by which it or any of its properties or assets is bound of the type listed below:

(a)                                  any Advisory Agreement (or any other Contract for the provision of services to a Client other than investment management services);

(b)                                 any Distribution Agreement;

(c)                                  any Fund Services Agreement;

(d)                                 any License Agreement with annual payments exceeding $100,000;

(e)                                  any Lease entered into by any member of the Company Group (for its own account);

(f)                                    any Contract relating to any Indebtedness of the Company Group (other than overdraft facilities of Plymouth USA or Plymouth UK not exceeding $350,000) granting liens or security interests in the property of the Company Group or providing any guaranty by the Company Group of the obligations or Indebtedness of another Person;

(g)                                 any Contract entered into by any member of the Company Group (for its own account or for the account of any other member of the Company Group) that is not cancelable by the Company Group without penalty on ninety (90) days or less notice involving annual payments in excess of $500,000;

(h)                                 strategic partnership, joint venture or similar agreements entered into by any member of the Company Group (for its own account);

(i)                                     any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement (whether for stock, business, assets or otherwise) entered into by any member of the Company Group (for its own account) under which there remain any unperformed obligations;

(j)                                     any Contract of any member of the Company Group that provides for an earn-out or similar deferred conditional payment obligation;

(k)                                  any Contract of any member of the Company Group involving annual payments in excess of $250,000 providing for the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of any member of the Company Group;

(l)                                     any Contract containing covenants limiting the freedom of the Company Group to compete in any line of business or with any Person or requiring the Company Group to deal exclusively with any Person or requiring any Person to deal exclusively with the Company Group;

(m)                               other than any capital commitment obligation to any Non-Registered Fund or separate account, any Contract under which the Company Group is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any Person, or invest in any investment product;

(n)                                 any Contract with any labor union or association relating to any current or former employee of any member of the Company Group;

(o)                                 any Contract under which any member of the Company Group would incur any change in control payment or similar compensation obligations to its employees by reason of this Agreement or the purchase and sale of the Transferred Shares (but not, for the avoidance of doubt, the Restructuring Transactions);

(p)                                 each employment, severance, retention, noncompetition or separation Contract with any current or (to the extent of any remaining payment obligations) former director, officer, employee or consultant of any member of the Company Group; and

(q)                                 other than as provided in the Organizational Documents of any Non-Registered Fund or any Advisory Agreement or letter agreement with any investor in a Non-Registered Fund, any Contract which contains a (i) “clawback” or similar undertaking by the Company Group requiring the reimbursement or refund of any fees or (ii) a “most favored nation” or similar provision.

“Maximum Contingent Payment” shall have the meaning set forth in Schedule 1.7.

“Maximum Revenue Target” shall have the meaning set forth in Schedule 1.7.

“Minimum Cash Amount” shall mean $500,000 for each Transferred Entity, in each case as may be increased to the extent provided in the Closing Balance Sheet Principles.

“Minimum Change of Control Payment” shall have the meaning set forth in the definition of “Adjusted Contingent Payment”.

“Minimum Revenue Target” shall have the meaning set forth in Schedule 1.7.

“Multiemployer Plan” shall have the meaning set forth in Section 2.16(d).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.16(d).

“Non-Registered Fund” shall mean any pooled investment vehicle for which a member of the Company Group acts as investment advisor, general partner, managing member or sponsor, other than (i) the Registered Fund, (ii) any special purpose vehicle in which any such pooled investment vehicle holds an interest and (iii) any carry vehicle or general partner (or similar) entity.

“Non-Registered Fund Financial Statement” shall have the meaning set forth in Section 2.12(f).

“Northwestern Mutual” shall have the meaning set forth in the preamble.

“Notice of Disagreement” shall have the meaning set forth in Section 1.4(c).

“NYSE” shall mean The New York Stock Exchange, Inc.

“Organizational Documents” shall mean, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.

“PASIA VI” shall mean, collectively, the next successor fund to Pantheon Asia Fund V, L.P., and any related vehicles.

“Performance Fees” shall have the meaning set forth in Schedule 1.5(a).

“Permits” shall mean all domestic and foreign federal, state and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

“Permitted Encumbrances” shall mean (i) statutory Encumbrances arising by operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (ii) requirements and restrictions of zoning, building and other laws; (iii) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings; (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent; or (v) Encumbrances set forth in any title policy or title report or survey with respect to the Leases and other Encumbrances of record.

“Permitted Modifications” shall have the meaning set forth in Schedule 1.5(a).

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“PEURO VII” shall mean the next successor fund to Pantheon Europe Fund VI, L.P., and any related vehicles.

“PGIF” shall have the meaning set forth in Section 4.20(a).

“PGIF Assumed Funded Amount” shall have the meaning set forth in Section 4.20(a).

“PGSF IV” shall mean, collectively, Pantheon Global Secondary Fund IV, L.P. and Pantheon Global Secondary Fund IV Feeder, L.P.

“PGSF IV KSA” shall mean Pantheon Global Secondary Fund IV KSA, L.P.

“Plan” shall mean each Company Benefit Plan and each Seller Plan, as applicable.

“Plymouth Asia” shall have the meaning set forth in the recitals.

“Plymouth Asia Balance Sheet” shall have the meaning set forth in Section 2.7(a)(iii).

“Plymouth Asia Financial Statements” shall have the meaning set forth in Section 2.7(a)(iii).

“Plymouth Financial Statements” shall have the meaning set forth in Section 2.7(a)(iii).

“Plymouth UK” shall have the meaning set forth in the recitals.

“Plymouth UK Balance Sheet” shall have the meaning set forth in Section 2.7(a)(ii).

“Plymouth UK Financial Statements” shall have the meaning set forth in Section 2.7(a)(ii).

“Plymouth USA” shall have the meaning set forth in the recitals.

“Plymouth USA Company Benefit Plan” shall mean any Company Benefit Plan sponsored or maintained for the benefit of any employee, officer, or director of Plymouth USA.

“Plymouth USA Financial Statements” shall have the meaning set forth in Section 2.7(a)(i).

“Post-Closing Tax Period” shall mean any taxable year or period that begins after the Closing Date.

“Post-Closing True-Up Calculation” shall have the meaning set forth in Section 1.1(e).

“Post-Closing True-Up Date” shall have the meaning specified in Section 1.1(e).

“Post-Closing True-Up Payment” shall mean the lesser of:

(a)                                  That dollar amount equal to the product of:

(i)                                     The quotient (expressed as a decimal) consisting of

(A)                              The excess (if any) of (1) the Applicable Post-Closing Excluded Advisory Agreement Value (determined as of the applicable Post-Closing True-Up Date and which includes, for the avoidance of doubt, the amount in clause (2)), over (2) the Applicable Post-Closing Excluded Advisory Agreement Value (determined as of the prior Post-Closing True-Up Date, if applicable)

divided by

(B)                                The Base Fees

multiplied by

(ii)                                  The Base Purchase Price;

or

(b)                                 The Reduction Amount minus the amount of any previous Post-Closing True-Up Payment.

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date.

“Proceedings” shall have the meaning set forth in Section 2.15.

“Projected Contingent Payment” shall mean an amount equal to the excess of (a) the Year 5 Contingent Payment as determined using Projected Run-Rate Fees and not Applicable Run-Rate Management Fees determined as of the Year 5 Calculation Date (assuming, for the avoidance of doubt, that the Year 4 Contingent Payment was zero) over (b) the amount of any previous Contingent Payments.

“Projected Run-Rate Fees” shall mean the Applicable Run-Rate Management Fees determined as of the date of the closing of the Change of Control increased or decreased (as applicable) to reflect the amount that such Applicable Run-Rate Management Fees would have represented as of the Year 5 Calculation Date assuming that the Applicable Run-Rate Management Fees (determined as of the date of the closing of the Change of Control) would have increased or decreased (as applicable) through the Year 5 Calculation Date at the same compounded annual growth rate at which Applicable Run-Rate Management Fees (determined as of the Closing) increased or decreased (as applicable) from the Closing through the date of the closing of the Change of Control.

“Purchase Price” shall have the meaning set forth in Section 1.1(a).

“PUSA IX” shall mean, collectively, the next successor fund to Pantheon USA Fund VIII, L.P. and Pantheon USA Fund VIII Feeder, L.P., and any related vehicles.

 “PV (Guernsey)” shall have the meaning set forth in Section 4.20(a).

“QPAM” shall have the meaning set forth in Section 2.22(b).

“QPAM Exemption” shall have the meaning set forth in Section 2.22(b).

“Quarterly Payments” shall have the meaning set forth in Section 1.1(f).

“Qualified Plans” shall have the meaning set forth in Section 2.16(e).

“Reduction Amount” shall have the meaning set forth in Section 1.1(b).

“Registered Fund” shall mean Pantheon International Participations PLC.

“Registered IP” shall have the meaning set forth in Section 2.17(a).

“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any Governmental Authority.

“Related Client” shall mean any Client that is (a) a member of the Company Group or Seller or any Affiliate thereof, (b) a director, officer, shareholder, owner or employee of any of the entities listed in clause (a) or an immediate family member of any such director, officer, shareholder, owner or employee, or (c) a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest, other than, for the avoidance of doubt, any capital commitment (or related investment) of any general partner (or similar entity).

“Required Regulatory Capital” shall mean, with respect to a particular Transferred Entity, the regulatory capital of such Transferred Entity as determined in accordance with the Closing Balance Sheet Principles.

“Restricted Activities” shall mean the business of sponsoring or managing any private equity fund of funds (which shall not include a real estate fund of funds) or the ownership of an interest in any Person who sponsors or manages any private equity fund of funds; provided that Restricted Activities shall not include (i) the distribution, sales, marketing, evaluation or recommendation of, or provision of any other services in respect of, any products of any third party (including any private equity fund of funds products) that are not sponsored or managed by, or otherwise branded with the names or logos of, Seller, Northwestern Mutual or any of their respective Affiliates; (ii) the ownership for investment purposes of a limited partnership interest in any private equity fund of funds or a separate account managed by a private equity fund of funds manager; (iii) the ownership for investment purposes of an interest in any Person that sponsors or manages private equity funds of funds not to exceed 10% of the equity value or voting power of such Person (including all interests owned by Seller, Northwestern Mutual and their respective Affiliates), provided, for the avoidance of doubt, that the foregoing shall not permit the sharing or use of any confidential information of the Company Group covered by Section 4.5(b)); (iv) engaging in or owning an interest in any business activities currently engaged in by Northwestern Mutual, Seller or their respective Covered Persons after giving effect to the Closing, at or below the level of engagement or ownership, as applicable, as of the Closing Date; or (v) Northwestern Mutual or its controlled Affiliates sponsoring or managing any pooled investment vehicle or account (A) the purpose of which is to pool investments in or commitments to private equity funds held by Northwestern Mutual or its controlled Affiliates for its or their own accounts, in which third parties may co-invest and which may make future commitments to funds, or (B) formed to permit third parties to co-invest in investments with Northwestern Mutual and its controlled Affiliates, in each case in (A) and (B), so long as third parties provide no more than 49% of invested or committed capital.

“Restricted Period” shall have the meaning set forth in Section 4.18(a).

“Restructuring Transactions” shall mean, collectively, the transactions contemplated by Annex C.

“Retained Capital Interest” shall have the meaning set forth in Schedule 1.5(b).

“Retained Carried Interest” shall have the meaning set forth in Schedule 1.5(a).

“Retained EQT Commitment” shall have the meaning set forth in Section 4.20(a).

“Reviewing Party” shall have the meaning set forth in Section 4.6(a).

“Schedule 1.6 Statement” shall have the meaning set forth in Schedule 1.6(d)(i).

“Schedule 2.22(a)” shall mean a written schedule containing all of the information required by Section 2.22(a) hereof.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Section 338 Election” shall have the meaning set forth in Section 7.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, FSMA, state “blue sky”

securities and investment advisory laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” shall have the meaning set forth in the introduction to Article II.

“Seller Guarantees” shall have the meaning set forth in Section 4.20.

“Seller Plan” shall have the meaning set forth in Section 2.16(a).

“Seller Trademarks” shall have the meaning set forth in Section 4.17(a).

“Separation Costs” shall have the meaning set forth in Section 4.24.

“Separation Steps” shall have the meaning set forth in Section 4.24.

“SFC” shall mean Hong Kong Securities and Futures Commission.

“Straddle Period” shall mean any taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided that no Registered Fund or Non-Registered Fund or controlled Affiliate of any thereof shall be a Subsidiary of Seller or any member of the Company Group.

“Subsequent Payments” shall have the meaning set forth in Section 1.1(f).

“Target” shall have the meaning set forth in Section 4.18(b).

“Tax” or “Taxes” shall mean all federal, state, local, foreign or other taxes, imposts, rates, levies, assessments and other charges imposed by any Taxing Authority (and all interest and penalties thereon and additions thereto), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated and withholding taxes.

“Tax Amount” shall mean, with respect to any specified profit or Performance Fees, an amount equal to the product of (a) the taxable amount of such profit or Performance Fees and (b) either (x) the maximum combined marginal U.S.

federal and state income tax rates (based on the jurisdiction in which Buyer is domiciled at such time) after giving effect to any federal income tax deduction for state income taxes or (y) for profit or Performance Fees taxable in the U.K., if higher than the rate in clause (x), the maximum marginal U.K. income tax rate, in each case giving effect to any current deductions under Applicable Law in respect of such specified profit or Performance Fees.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Proceeding” shall have the meaning set forth in Section 7.5(a).

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes.

“Termination Date” shall have the meaning set forth in Section 6.1(a)(v).

“Trademarks” shall have the meaning set forth in Section 4.17(a).

“Transfer Taxes” shall have the meaning set forth in Section 7.7.

“Transferred Entity” shall have the meaning set forth in the recitals hereto and shall include following the Closing any assignee thereof or successor thereto.

“Transferred EQT Commitment” shall have the meaning set forth in Section 4.20(a).

“Transferred Shares” shall have the meaning set forth in the recitals hereto.

“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Plymouth USA and Plymouth UK, dated as of the date hereof and to be effective as of the Closing, attached hereto as Exhibit D, as may be amended from time to time after the date hereof pursuant to the terms thereof.

“UK Direct Lease” shall have the meaning set forth in Section 4.16(b).

“UK Property” shall have the meaning set forth in Section 4.16(b).

“UK Sublease” shall have the meaning set forth in Section 4.16(b).

“Unaudited Plymouth Asia Balance Sheet” shall have the meaning set forth in Section 2.7(a)(iii).

“Unaudited Plymouth UK Balance Sheet” shall have the meaning set forth in Section 2.7(a)(ii).

“Unaudited Plymouth USA Balance Sheet” shall have the meaning set forth in Section 2.7(a)(i).

“Updated Schedule 2.22(a)” shall mean a written schedule containing all of the information required by Section 2.22(a) hereof (but set forth as of the Calculation Date rather than the Base Date).

“WARN” shall mean, collectively, the Worker Adjustment and Retraining Notification Act of 1988 (and the regulations promulgated thereunder) and any applicable or similar state or local equivalent.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

“Year 3 Calculation Date” shall mean December 31, 2012.

“Year 3 Contingent Payment” shall mean the product of:

(i)                                     The Applicable Threshold Percentage for the calculation of such Contingent Payment,

multiplied by

(ii)                                  The Maximum Contingent Payment for the calculation of such Contingent Payment.

“Year 4 Calculation Date” shall mean December 31, 2013.

“Year 4 Contingent Payment” shall mean the difference (but not less than $0) between:

(i)                                     The product of:

(A)                              The Applicable Threshold Percentage for the calculation of such Contingent Payment,

multiplied by

(B)                                The Maximum Contingent Payment for the calculation of such Contingent Payment, minus

(ii)                                  The Year 3 Contingent Payment.

“Year 5 Calculation Date” shall mean December 31, 2014.

“Year 5 Contingent Payment” shall mean the difference (but not less than $0) between:

(i)                                     The product of:

(A)                              The Applicable Threshold Percentage for the calculation of such Contingent Payment, multiplied by

(B)                                The Maximum Contingent Payment for the calculation of such Contingent Payment, minus

(ii)                                  The sum of the Year 3 Contingent Payment and Year 4 Contingent Payment.